UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Health Care Property Investors, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HEALTH CARE PROPERTY INVESTORS, INC.

3760 Kilroy Airport Way
Suite 300
Long Beach, CA 90806

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 11, 2006

Our annual meeting of stockholders will be held at the Long Beach Marriott, 4700 Airport Plaza Drive, Long Beach, CA 90815, on Thursday, May 11, 2006, at 9:30 a.m., California time, for the purposes of:

(1)         electing ten (10) directors. Each of the directors so elected shall serve until the 2007 annual meeting of stockholders or until his or her successor is duly elected and qualified;

(2)         approving a proposed new stock incentive plan, the 2006 Performance Incentive Plan;

(3)         ratifying the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2006; and

(4)         transacting such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

Only holders of record at the close of business on March 23, 2006, are entitled to notice of, and to vote at, our annual meeting or any adjournment or adjournments of our annual meeting.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the annual meeting, please sign and date the enclosed proxy and return it as promptly as possible in the enclosed self-addressed, postage-prepaid envelope. If you attend the annual meeting and vote in person, your proxy will not be used.

By Order of the Board of Directors

Edward J. Henning Corporate Secretary

Long Beach, California
April 10, 2006

HEALTH CARE PROPERTY INVESTORS, INC.

PROXY STATEMENT

This proxy statement is furnished by Health Care Property Investors, Inc. to our stockholders in connection with our Board of Directors’ solicitation of proxies for use at our annual meeting of stockholders to be held on May 11, 2006, and at any and all adjournments of our annual meeting (the “annual meeting”). References in this proxy statement, unless the context requires otherwise, to “HCP,” the “Company,” “we,” “our,” “ours,” and “us” refer to Health Care Property Investors, Inc. and our consolidated subsidiaries. Our principal executive offices are located at 3760 Kilroy Airport Way, Suite 300, Long Beach, CA 90806. The approximate date on which this proxy statement and form of proxy solicited on behalf of the Board of Directors is being sent to our stockholders is April 10, 2005.

Q: What is being voted on?

A:             At the annual meeting, stockholders will be asked to vote on:

•       the election of ten (10) directors to serve until the 2007 annual meeting of stockholders or until their successors are duly elected and qualified;

•       the approval of HCP’s 2006 Performance Incentive Plan; and

•       the ratification of the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2006.

Q:  How does the Board recommend I vote on these proposals?

A:             The Board of Directors recommends a vote:

•       FOR the election of the following ten nominees to the Board of Directors: Mary A. Cirillo-Goldberg, Robert R. Fanning, Jr., James F. Flaherty III, David B. Henry, Michael  D. McKee, Harold M. Messmer, Jr., Peter L. Rhein, Kenneth B. Roath, Richard M. Rosenberg and Joseph P. Sullivan;

•       FOR the approval of the 2006 Performance Incentive Plan; and

•       FOR the ratification of the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2006.

Q:  Who is entitled to vote?

A:             The record date for the annual meeting is March 23, 2006. Holders of record of HCP’s common stock as of the close of business on that date are entitled to vote at the annual meeting.

Q:  How can stockholders vote?

A:             If your shares are registered directly in your name, you are considered the “stockholder of record” with respect to those shares and the proxy materials and proxy card are being sent directly to you by HCP. As the stockholder of record, you may sign and date the enclosed proxy card and return it in the pre-paid envelope, or attend and vote at the annual meeting in person.

If, like most stockholders, your shares are held by a bank or broker as nominee (that is, in “street name”), you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of the Annual Report and proxy statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form will provide instructions. The Internet and telephone voting facilities will close at 11:59 p.m. E.S.T. on May 10, 2006. Stockholders who vote through the Internet or telephone should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by the stockholder. Stockholders who vote by Internet or telephone need not return a proxy card by mail. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy in the self-addressed postage paid envelope provided.

Because a beneficial owner is not the stockholder of record, you may not vote shares held by a bank or broker in street name at the meeting unless you obtain a “legal proxy” from the bank or broker that holds your shares, giving you the right to vote the shares at the meeting.

Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later are unable to attend the annual meeting.

Q:  Can I revoke my proxy?

A:             Yes. Any stockholder of record has the power to revoke his or her proxy at any time before it is voted by:

•       filing with our Corporate Secretary, at or before the voting at the annual meeting, a written notice of revocation bearing a later date than the proxy; or

•       duly executing a proxy with a later date and delivering it to our Corporate Secretary before the voting at the annual meeting; or

•       attending the annual meeting and voting in person, although attendance at the annual meeting will not by itself constitute a revocation of a proxy.

For shares held in street name, you may revoke a proxy by submitting new voting instructions to the broker or, if you have obtained a legal proxy from the broker giving you the right to vote the shares at the annual meeting, by attending the meeting and voting in person.

Q:  How many shares can vote?

A:             As of the close of business on the record date of March 23, 2006, 136,840,953 shares of common stock of HCP were issued and outstanding. There is no other class of voting securities outstanding. Each share of common stock entitles its holder to one vote.

Q:  How is a quorum determined?

A:             A quorum refers to the number of shares that must be in attendance at a meeting to lawfully conduct business. The representation, in person or by properly executed proxy, of the holders of a majority of the shares of HCP common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. The inspector of election will treat shares referred to as “broker non-votes” (that is, shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be counted as present for quorum purposes.

Q:  What is required to approve each proposal?

A:             Once a quorum has been established, directors are elected by a plurality of the votes cast by holders of shares entitled to vote on a particular matter at the annual meeting. This means that the individuals who receive the largest number of votes are selected as directors up to the maximum number of directors to be elected at the meeting. For the purposes of the election of directors, abstentions will have no effect on the outcome of the vote. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.

HCP has adopted a policy whereby any nominee for director who receives a number of “withhold” votes equal to greater than 50% of the shares of HCP common stock entitled to vote at the annual meeting will tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to the Board of Directors the action to be taken with respect to such offer of resignation.

The affirmative vote of a majority of the votes cast on the proposal is required to approve the 2006 Performance Incentive Plan, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. Under the New York Stock Exchange rules, for purposes of the vote to approve the 2006 Performance Incentive Plan, an abstention constitutes a vote cast, and a broker non-vote does not constitute a vote cast. If holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, a broker non-vote will not have any effect on the result of the vote, while an abstention will have the same effect as a vote against the proposal.

The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required for the ratification of the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2006. Abstentions as to this proposal will have no effect on the outcome of the vote.

Q:  How will shares be voted if a stockholder returns a blank proxy card?

A:             If a stockholder signs and sends in a proxy card and does not indicate how the stockholder wants to vote, the inspector of election will count that proxy as a vote FOR each of the director nominees named in this proxy statement, FOR the approval of the 2006 Performance Incentive Plan, and FOR the ratification of the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2006.

Q:  How will voting on any other business be conducted?

A:             Although the Board of Directors does not know of any business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business comes before the annual meeting, a stockholder’s signed proxy card gives authority to the proxy holders to vote on those matters at their discretion.

Q:  How will the votes be counted?

A:             Votes cast by proxy or in person at the annual meeting will be counted by The Bank of New York, HCP’s appointed inspector of election for the meeting.

Q:  Who will bear the costs of this solicitation?

A:             The cost of the solicitation of proxies will be borne by HCP. In addition to solicitation by mail, directors and officers of HCP, without receiving any additional compensation, may solicit proxies personally or by telephone. HCP will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares of our common stock and will reimburse them for their expenses in doing so. HCP has retained the services of Georgeson Shareholder Communications Inc., for a fee of $9,000 plus out-of-pocket expenses, to assist in the solicitation of proxies.

PRINCIPAL STOCKHOLDERS

Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended, as of March 24 2005, the only persons known by us to beneficially own more than 5% of our common stock were as follows.

		Shares Beneficially Owned
Name of Beneficial Owner	Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Cohen & Steers Inc. and related parties	280 Park Avenue 10th Floor New York, NY 10017	8,280,900	(2)	6.0%
Barclays Global Investors, NA and related parties	45 Fremont Street San Francisco, CA 94105	7,819,544	(3)	5.8%

(1)          Except as otherwise noted, the entity or person listed has, with his spouse, as applicable, sole voting and dispositive power with respect to the shares listed.

(2)          Share ownership information for Cohen & Steers Inc. and related parties is given as of December 31, 2005, and was obtained from a Schedule 13G/A filed on February 13, 2006 with the Securities and Exchange Commission. Cohen & Steers Capital Management, Inc., a wholly owned subsidiary of Cohen & Steers, Inc. and Houlihan Rover SA, a Belgian entity 50% owned by Cohen & Steers, Inc., are both investment advisers registered under Section 203 of the Investment Advisers Act of 1940. Cohen & Steers Capital Management, Inc., and Cohen & Steers, Inc. through its ownership of Cohen & Steers Capital Management, Inc., each has sole voting power over 8,204,600 shares and sole dispositive power over 8,270,400 shares of our common stock. Through its ownership of Houlihan Rovers SA, Cohen & Steers, Inc. has shared voting power and shared dispositive power of 10,500 shares of our common stock, and Houlihan Rovers SA has sole voting power and sole dispositive power over such 10,500 shares.

(3)          Share ownership information for Barclays Global Investors, NA and related parties is given as of December 31, 2005, and was obtained from a Schedule 13G filed on January 30, 2006 with the Securities and Exchange Commission. Barclays Global Investors, NA and related parties have sole voting power over 6,838,674 shares and sole dispositive power over 7,819,544 shares of our common stock. For the purposes of the reporting requirements of the Securities and Exchange Act of 1934, Barclays Global Fund Advisors, Barclays Global Investors, Ltd. and Barclays Global Investors Japan Trust and Banking Company Limited are also deemed to be beneficial owners of such securities.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Directors of the Company

Set forth below is information regarding the principal occupation for the past five years of each of our nominees for election as directors, all of whom are currently directors.

Mary A. Cirillo-Goldberg.   Ms. Cirillo-Goldberg is the former Chairman and Chief Executive Officer of OPCENTER, a company which provides help desk and network operations services. From 1997 through 2000, she served as Executive Vice President of Bankers Trust Company. Ms. Cirillo-Goldberg is on the Advisory Board of Hudson Ventures and has served as a Director of Quest Diagnostics Incorporated (NYSE: DGX), and currently serves on the Board of Directors of Dealer Track, a premier web-based company that automates the automotive financing process, and GlobalServe, a technology purchasing and procurement and asset management consulting services company. Ms. Cirillo-Goldberg is also a Director of several non-profit organizations, including Roundabout Theater, Urban Education Exchange and B.E.S.T.

Robert R. Fanning, Jr.   Mr. Fanning has been President Emeritus of Northeast Health Systems, Inc. since 2000 and was its President from 1983 until 2000. From 2004 through December 2005, Mr. Fanning was a Director of Speltz & Weis LLC, a firm specializing in interim management of financially challenged hospitals and health care systems. Mr. Fanning served as the Chief Operating Officer of Saint Vincent Catholic Medical Centers in New York City from April, 2004, when Speltz & Weis was engaged by the hospital system after it experienced a $59 million loss in 2003, until December 2005. St. Vincent filed for Chapter 11 bankruptcy protection on July 5, 2005. Huron Consulting Group acquired Speltz & Weis in May 2005. Mr. Fanning retired from Huron Consulting Group and Speltz & Weis in December 2005. From 2000 to 2003, Mr. Fanning was a Principal of BBK Consulting, Southfield, Michigan, specializing in health care consulting and business revitalization.

James F. Flaherty III.   Mr. Flaherty has been Chairman of our Board of Directors since May 2005, our Chief Executive Officer since May 2003, and our President and a member of our Board of Directors since joining us in October 2002. Prior to joining HCP, Mr. Flaherty was affiliated with Merrill Lynch & Co. for 19 years, serving in a variety of investment banking, capital markets and private equity functions in New York, London and Los Angeles and was head of Merrill Lynch’s Global Health Care Group. Mr. Flaherty currently serves on the Board of Directors of Quest Diagnostics Incorporated (NYSE: DGX), the nation’s leading provider of diagnostic testing, information and services; he has announced his decision not to stand for reelection as a director of that company at its 2006 annual meeting of stockholders currently scheduled for May 4, 2006. Mr. Flaherty also sits on the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT).

David B. Henry.   Mr. Henry has been Vice-Chairman of the Board of Directors and Chief Investment Officer of Kimco Realty (NYSE: KIM), a real estate investment trust, since May 2001. Mr. Henry joined Kimco Realty Corporation after 23 years at General Electric where he was Chief Investment Officer and Senior Vice President of GE Capital Real Estate and Chairman of GE Capital Investment Advisors. Mr. Henry was responsible for managing real estate investments totaling more than $20.0 billion in 11 countries worldwide.

Michael D. McKee.   Mr. McKee is Vice Chairman of the Board and Chief Operating Officer of The Irvine Company, a development and investment company, and has been an executive officer of The Irvine Company since 1994. Prior thereto, he was a partner with the law firm of Latham & Watkins LLP from 1986 to 1994. Mr. McKee is a Director of Realty Income Corporation (NYSE: O) and he serves on the Board of Directors of several non-profits including the Hoag Hospital Foundation, the Fletcher Jones Foundation and the Donald Bren Foundation.

Harold M. Messmer, Jr.   Mr. Messmer has been Chairman and Chief Executive Officer of the global staffing firm Robert Half International Inc. (NYSE: RHI) since 1986. In addition to its professional staffing services, RHI is the parent company of Protiviti, a leading internal audit and business risk consulting firm. Mr. Messmer also is a member of the Executive Council of the Medical Center of UCSF (University of California San Francisco) and serves on the Board of Governors of the UCSF Foundation.

Peter L. Rhein.   Mr. Rhein has been a general partner of Sarlot and Rhein, a real estate investment and development partnership, since 1967. From 1970 until 1984, he was employed in various capacities by Wells Fargo Realty Advisors and its affiliates. Since 2004, Mr. Rhein has been a Director of Cohen & Steers, Inc. (NYSE:CNS), one of the nation’s largest managers of real estate mutual funds. Mr. Rhein also serves on the Board of Governors of the Fulfillment Fund, a non-profit organization which supports education for disadvantaged students. Mr. Rhein is a certified public accountant.

Kenneth B. Roath.   Mr. Roath has been our Chairman Emeritus since May 2005, and was previously Chairman of our Board of Directors since 1988. Mr. Roath joined HCP at its inception in March 1985, as President and Chief Operating Officer, prior to its becoming a public company. From 1988 until May 2003, he was our Chairman of the Board and Chief Executive Officer. Mr. Roath is a director of Spirit Finance Corporation (NYSE: SPC), a real estate investment trust. He is past Chairman of the National Association of Real Estate Investment Trusts and a current Special Member of the organization’s Board of Governors.

Richard M. Rosenberg.   Mr. Rosenberg is the retired Chairman and Chief Executive Officer of BankAmerica Corp., positions he held from 1990 until 1996. Prior to joining BankAmerica Corp. in 1987, Mr. Rosenberg served as President and Chief Operating Officer of Seattle-First National Bank and Seafirst Corp. He served as Vice Chairman and Director of Wells Fargo Bank and was with that organization for 22 years. Mr. Rosenberg serves on the Board of Directors of several non-profit organizations, including the San Francisco Symphony. He is also Chairman of the Board of Governors of the UCSF Foundation, a member of the Board of Governors of the Buck Institute for Age Research, and serves as a Trustee of the California Institute of Technology.

Joseph P. Sullivan.   Mr. Sullivan is Chairman of the Board of Advisors of RAND Health and Vice Chairman of the Board of Advisors of the UCLA Medical Center. He served as Chairman of the Board and Chief Executive Officer of Protocare, Inc., a health care clinical trials and consulting organization, from March 2000 through March 2003. Mr. Sullivan was Chairman of the Board, Chief Executive Officer and President of American Health Properties, Inc. from 1993 until HCP’s acquisition of American Health Properties in 1999. He is a Director of Amylin Pharmaceuticals, Inc. (NASDAQ: AMLN), a biopharmaceutical company, Covenant Care, Inc., a provider of long term care services, and

AutoGenomics, an early stage private company developing a fully automatic laboratory machine for protemic and genetic testing.

Executive Officers of the Company

The following sets forth biographical information regarding our executive officers as of March 23, 2006, other than Mr. Flaherty, whose biographical information is set forth above.

Charles A. Elcan.   Mr. Elcan, 42, became Executive Vice President—Medical Office Operations in October 2003. Prior to that date, he served as Chief Executive Officer and President of MedCap Properties, LLC, a real estate company located in Nashville, Tennessee that owned, operated and developed real estate in the healthcare field, which HCP acquired in October 2003. From 1992 to 1997, Mr. Elcan was a founder and investor in Behavioral Healthcare Corporation (now Ardent Health Services LLC), a healthcare company that owns and operates psychiatric and acute care hospitals. Mr. Elcan currently serves on the Board of Directors and sits on the Audit and Compensation Committees of Rex Stores Corporation (NYSE: RSC), a specialty retailer in the consumer electronics/appliance industry. Mr. Elcan also serves on the Board of Directors and sits on the Compensation Committee of Kimpton Hotel and Restaurant Group, a private owner and operator of boutique hotels based in San Francisco.

Paul F. Gallagher.   Mr. Gallagher, 45, became Executive Vice President—Portfolio Strategy of HCP in October 2003. Prior to that date, since 1988, he was employed by General Electric Commercial Finance, including most recently as Managing Director of their Strategic Ventures department, one of the nation’s leading commercial finance organizations.

Edward J. Henning.   Mr. Henning, 53, became Senior Vice President, General Counsel and Corporate Secretary of HCP in 1995 after joining HCP in 1994 as Vice President, Senior Legal Counsel and Corporate Secretary. Mr. Henning was Vice President and Legal Counsel for Weyerhaeuser Mortgage Company from 1992 to 1994 and prior thereto was an attorney with the law firm of Latham & Watkins LLP from 1984 to 1992.

F. Scott Kellman.   Mr. Kellman, 49, joined HCP as Senior Vice President—Business Development in June 2005. From March 2003 through May 2005, Mr. Kellman served as Treasurer and Senior Vice President—Corporate Finance and Real Estate at Tenet Healthcare Corporation, one of the nation’s largest operators of acute care hospitals. From 1993 through January 2002, Mr. Kellman served as an officer of Omega Healthcare Investors, Inc., a healthcare REIT primarily focused on the skilled nursing sector, including serving as its Executive Vice President and Chief Operating Officer from 1999 through October 2001.

Stephen R. Maulbetsch.   Mr. Maulbetsch, 49, has been employed by HCP since September 1985. He became a Senior Vice President of HCP in 1995, an Executive Vice President of HCP in 2005, and became HCP’s Executive Vice President—Strategic Development in February 2006.

Talya Nevo-Hacohen.   Ms. Nevo-Hacohen, 46, joined HCP as a Senior Vice President in April 2003 and became HCP’s Senior Vice President—Capital Markets and Treasurer in February 2006. From August 1993 until joining HCP, she was affiliated with Goldman, Sachs & Co., where she held senior level positions in the investment banking and finance, operations and administration divisions. Prior to her affiliation with Goldman Sachs, Ms. Nevo-Hacohen practiced architecture and was associated with several architectural firms in New York.

Mark A. Wallace.   Mr. Wallace, 48, became Senior Vice President and Chief Financial Officer of HCP in March 2004. Prior to joining HCP, from August 2003 through November 2003, Mr. Wallace served as Chief Financial Officer of Atrix Laboratories, a specialty pharmaceutical company. He served as Executive Vice President and CFO of Titanium Metal Corporation, a titanium manufacturer, from 2000 to 2002, and Vice President of Information Technology and Strategic Change, from 1997 to 2000. In addition, he served as Vice President and CFO of Tremont Corporation, a metal products production company, from 2000 to 2002. Mr. Wallace’s past employment also includes ten years in the Dallas office of Arthur Andersen & Co. He is a certified public accountant.

There are no family relationships among any directors or executive officers of HCP.

Board Meeting Attendance

During 2005, the Board of Directors held seven Board meetings. During that period, each of the directors attended at least 75% of the meetings of the Board and committees of the Board on which he or she served. Our policy is that directors should make every effort to attend in person the four regularly scheduled quarterly meetings of the Board and the annual stockholders meeting, as well as the associated meetings of committees of which they are members and all other scheduled meetings of the Board and meetings of committees of which they are members. Members may attend such meetings by telephone or video conference if necessary to mitigate conflicts. All of our Board members attended the 2005 annual meeting of stockholders.

Board Independence

Section II of HCP’s Corporate Governance Guidelines sets forth the categorical standards that the Board established and employed to assist in determining whether a relationship between any director and HCP is material and thus would disqualify such director from being independent, as follows:

To be considered independent under the NYSE rules, the Board must determine that a director does not have any direct or indirect material relationship with the Company or its subsidiaries. Any relationship with the Company shall be deemed to be not material if:

•       The relationship does not preclude a finding of independence under Sections 303A.02(b)(i) through 303A.02(b)(v) of the New York Stock Exchange’s Listed Company Manual;

•       The relationship is not required to be disclosed pursuant to Section 404(b) of Regulation S-K adopted by the Securities and Exchange Commission; and

•       The relationship does not involve a director (or an immediate family member of the director) being an officer, director or trustee of a charitable organization where the Company’s (or an affiliated charitable foundation’s) annual discretionary charitable contributions to the charitable organization exceeds the greater of $1 million or five percent (5%) of that organization’s consolidated gross revenues. For purposes of this standard, “immediate family member” includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who share such director’s home.

The Board has determined, in accordance with the categorical standards discussed above, that each of Ms. Cirillo-Goldberg and Messrs. Fanning, Henry, McKee, Messmer, Rhein, Rosenberg and Sullivan is independent within the meaning of the rules of the NYSE. The Board further determined that neither Mr. Flaherty nor Mr. Roath is independent due to Mr. Flaherty’s present, and Mr. Roath’s prior, employment with HCP.

Committees of the Board

The Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and (since February 3, 2006) Finance Committee.

Audit Committee.   The Audit Committee is comprised of Messrs. Fanning, Henry, Rhein (Chair) and Sullivan. The Audit Committee held seven meetings during 2005. The Board has determined that each member of the Audit Committee is “independent” within the meaning of the rules of both the NYSE and the SEC. The Board has also determined that each member of the Audit Committee is financially literate and has accounting or related financial management expertise. The Board has determined that each of Mr. Rhein and Mr. Sullivan is an audit committee financial expert within the meaning of the SEC rules.

The Audit Committee operates pursuant to a written charter, which is posted in the Investor Relations-Corporate Governance section of the Company’s website at www.hcpi.com, or which may be obtained without charge by any stockholder upon request to the Corporate Secretary of HCP. The primary purpose of the Audit Committee is to assist the Board with its oversight responsibilities regarding:

•                    integrity of HCP’s financial statements;

•                    HCP’s compliance with legal and regulatory requirements;

•                    the independent auditor’s qualifications and independence; and

•                    the performance of HCP’s internal audit function and HCP’s independent auditor.

In addition, the Audit Committee is responsible for preparing the report required to be prepared by the Audit Committee pursuant to the SEC rules for inclusion in HCP’s annual proxy statement.

The Audit Committee generally meets with our independent auditors at least four times a year. In addition, the Audit Committee or Mr. Rhein, the chairman of the Audit Committee, holds quarterly discussions with our independent auditors. To ensure independence of the audit, the Audit Committee consults separately and jointly with the independent auditors and management. The report of the Audit Committee is included in this proxy statement under “Audit Committee Report to Stockholders.”

Compensation Committee.   The Compensation Committee is comprised of Ms. Cirillo-Goldberg and Messrs. McKee (Chair) and Messmer. The Compensation Committee held seven meetings during 2005. The Board has determined that each member of the Compensation Committee is “independent” within the meaning of the rules of the NYSE. The Compensation Committee operates pursuant to a written charter, which is posted in the Investor Relations-Corporate Governance section of the Company’s website at www.hcpi.com, or which may be obtained without charge by any stockholder upon request to the Corporate Secretary of HCP. The Compensation Committee’s responsibilities include but are not limited to: evaluating and approving the compensation plans, policies and programs of the Company, reviewing the compensation philosophy of the Company, reviewing and approving corporate goals and objectives relating to the compensation of the chief executive officer, approving compensation for the chief executive officer and all other officers and employees of the Company with a base salary greater than or equal to $225,000, managing and reviewing bonus, long-term incentive compensation, stock option, employee pension and welfare benefit plans, reviewing and approving policies concerning perquisite benefits, determining the Company’s policy with respect to change of control or “parachute” payments, managing and reviewing executive officer and director indemnification and insurance matters and preparing and approving the report to be included as part of the annual proxy statement. The report of the Compensation Committee is included in this proxy statement under “Compensation Committee Report to Stockholders.”

Nominating and Corporate Governance Committee.   The Nominating and Corporate Governance Committee is comprised of Ms. Cirillo-Goldberg and Messrs. Henry, Messmer and Rosenberg (Chair). The Nominating and Corporate Governance Committee held three meetings during 2005. The Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” within the meaning of the rules of the NYSE. The Nominating and Corporate Governance Committee acts pursuant to a written charter, which is posted in the Investor Relations-Corporate Governance section of the Company’s website at www.hcpi.com, or which may be obtained without charge by any stockholder upon request to the Corporate Secretary of HCP. The Nominating and Corporate Governance Committee’s responsibilities include: the identification of qualified candidates to become Board members, recommendation to the Board of nominees for election as directors by the stockholders, the selection of candidates to fill any vacancies on the Board, the development and recommendation to the Board of a set of corporate governance guidelines and principles applicable to the Company and the oversight of the evaluation of the Board.

Finance Committee.   The Finance Committee was formed in February 2006 and is comprised of Messrs. Henry, Rosenberg, and Sullivan (Chair). The Board has determined that each member of the Finance Committee is “independent” within the meaning of the rules of the NYSE. The Finance Committee was formed in order to facilitate the offer, issuance and sale of shares of HCP’s common stock, the classification or reclassification, offer, issuance and sale of shares of separate classes or series of HCP’s preferred stock and the offer, issuance and sale of debt securities of the Company on an expedited basis, as well as the entry by the Company into credit facilities, and loan and other financing transactions.

Corporate Governance Guidelines.   The Board has adopted Corporate Governance Guidelines, which direct the Board’s actions with respect to, among other things, the composition of the Board, Board meetings, the Board’s standing committees and procedures for appointing members of these committees, stockholder communications with the Board, expectations for directors and succession planning and self-evaluation. A copy of our Corporate Governance Guidelines is posted in the Investor Relations-Corporate Governance section of the Company’s website at www.hcpi.com, or may be obtained without charge by any stockholder upon request to the Corporate Secretary of HCP.

The Nominating and Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the Committee to recommend them to the Board of Directors. Rather, the Committee will consider a number of factors when reviewing potential nominees for the Board, including, but not limited to: (i) personal and professional integrity, ethics and values; (ii) experience in corporate management, such as serving as an officer or former officer of a publicly held company; (iii) experience in the Company’s industry; (iv) relevant social policy concerns; (v) experience as a board member of another publicly held company; (vi) ability and willingness to commit adequate time to the Board and its committee matters; (vii) the fit of the individual’s skills with those of the other members of the Board and potential members of the Board in building a board that is effective, collegial and responsive to the needs of the Company; (viii) academic expertise in an area of the Company’s operations; and (ix) practical and mature business judgment. In addition to the criteria set forth above, the Committee strives to create diversity in perspective, background and experience in the Board as a whole.

In identifying, evaluating and selecting potential director nominees for election at each annual meeting of stockholders, and nominees for directors to be elected by the Board to fill vacancies and newly created directorships, the Nominating and Corporate Governance Committee engages in a selection process. The Nominating and Corporate Governance Committee will consider as potential director nominees candidates recommended by various sources, including any member of the Board, any stockholder of the Company or senior management. The Nominating and Corporate Governance Committee may also hire a search firm if deemed appropriate. All potential director nominees will be initially reviewed by the Chairman of the Nominating and Corporate Governance Committee, or in the Chairman’s absence, any other member of the committee delegated to initially review director candidates. The reviewing committee member will make an initial determination in his or her own independent business judgment as to the qualifications and fit of such director candidates based on the criteria set forth above. If the reviewing committee member determines that it is appropriate to proceed, the Chief Executive Officer and at least one member of the Nominating and Corporate Governance Committee will interview the prospective director candidates. Other Board members may also interview the prospective candidates. The Nominating and Corporate Governance Committee will provide informal progress updates to the Board and will meet to consider and recommend final director candidates to the entire Board. The Board determines which candidates are nominated or elected to fill a vacancy.

As described above, the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders. Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources. Such director recommendations will be considered properly communicated if submitted in writing to the Chairman of the Nominating and Corporate Governance Committee of the Board of Directors, c/o Health Care Property Investors, Inc., 3760 Kilroy Airport Way, Suite 300, Long Beach, CA 90806, together with appropriate biographical information and descriptions of the candidate’s qualifications and the relationship, if any, to the stockholder.

All of the nominees for election as directors are currently directors of HCP.

Meetings of Non-Management Directors

In addition to the meetings of the committees of the Board described above, in connection with the Board meetings, HCP’s directors who were not also employed by HCP (the “Non-Management Directors”) met in executive session without management present four times during fiscal 2005. Richard Rosenberg has been elected as the Board’s Lead Director, and presides at the executive sessions of the Non-Management Directors.

Communications with the Board, the Lead Director or Non-Management Directors

Stockholders who wish to contact members of the Board may send written correspondence to the Board of Directors of Health Care Property Investors, Inc. at the mailing address of the Company’s executive offices at 3760 Kilroy Airport Way, Suite 300, Long Beach, CA 90806. Stockholders should provide proof of share ownership with their correspondence. It is suggested that stockholders also include contact information. All communications from verified stockholders will be received and processed by the investor relations department and then directed to the appropriate member(s) of the Board.

In addition, any interested party who wishes to communicate directly with the Lead Director, or with our Non-Management Directors as a group, may contact the Corporate Secretary at the mailing address of the Company’s executive offices at 3760 Kilroy Airport Way, Suite 300, Long Beach, CA 90806. All communications will be received and processed by the investor relations department and then directed to the Lead Director.

Board of Directors Compensation

During 2005, HCP paid each director, other than Mr. Flaherty (and, until May 2005, Mr. Roath):

(1)   a fee of $24,000 per year for services as a director;

(2)   $1,500 for attendance in person at each meeting of the Board of Directors or any committee of the Board. Each Committee Chairman, however, receives $2,500 for attendance in person at a committee meeting;

(3)   $500 for participation in any telephonic meeting of the Board of Directors or any committee of the Board, when such meeting lasts longer than one-half hour; and

(4)   equity awards, as further described below under “—Equity Awards.”

In addition, the Chairman of the Audit Committee and (since October 2005) the Lead Director receive an additional annual fee of $25,000 and $15,000, respectively.

HCP reimburses directors for travel expenses incurred in connection with their duties as directors of HCP.

Equity Awards.   Non-employee directors also participate in HCP’s 2000 Stock Incentive Plan, as amended. Pursuant to the terms of the 2000 Stock Incentive Plan, each non-employee director is automatically awarded 3,000 shares of restricted stock on the date of each annual meeting of stockholders as of which such person continues as a director (commencing with the 2005 annual meeting of stockholders). In addition, each person who is initially elected or appointed to the Board as a non-employee director after the 2005 annual meeting of stockholders is automatically awarded 3,000 shares of restricted stock on the date of such initial election or appointment. These restricted stock awards vest ratably over four years from the date of grant, with accelerated vesting upon certain events, and are subject to forfeiture if the director’s membership on the Board of Directors is terminated other than under certain circumstances. Dividends are paid on the directors’ restricted shares at the same rate as on all other shares of common stock of HCP. On May 12, 2005, each non-employee director (i.e., Ms. Cirillo-Goldberg and Messrs. Fanning, Henry, McKee, Messmer, Rhein, Roath, Rosenberg and Sullivan) received an automatic grant of 3,000 shares of restricted stock. If stockholders approve the 2006 Performance Incentive Plan proposal, HCP expects to continue its director grant program under the new plan.

In May 2005, HCP established stock ownership guidelines that require non-employee directors to accumulate over time shares of HCP stock equal in value to the greater of (1) $120,000, or (2) five times the then existing regular annual cash retainer for directors. As to non-employee directors in office when the guidelines were approved, the guidelines are effective May 15, 2010. As to new non-employee directors, the guidelines are effective on the first May 15th that occurs more than five years after the director first becomes a member of the Board of Directors. Once subject to the guidelines, a director’s level of stock ownership will be reviewed each May 15th for as long as the director remains in office.

Amended and Restated Director Deferred Compensation Plan.   In January 1996, HCP adopted an Amended and Restated Director Deferred Compensation Plan (the “Director Deferral Plan”) that permits our non-employee directors to elect to defer their director fees and retainers. Amounts deferred by a director under the Director Deferral Plan are payable to such director upon: (i) his or her retirement, death or disability, (ii) the occurrence of a substantial hardship, as determined in the sole discretion of the Compensation Committee or (iii) such earlier date as may be designated by the director at the time of election to participate in the plan. In 1997, we terminated our former director retirement plan and all amounts accrued under that plan were transferred into the Director Deferral Plan. Amounts transferred in 1997 by any director from our former director retirement plan are to be paid only after the director’s retirement from the Board of Directors. Each director participating in the Director Deferral Plan may elect to have deferred compensation and transferred accruals credited, wholly or partially, to:

•                    an interest rate account wherein the deferrals and transferred amounts accrue interest at a rate equal to the prime rate of Bank of New York minus one percent; or

•                    a stock credit account wherein the deferrals and transferred amounts are treated as if invested in HCP common stock with the account increasing for dividends paid, and increasing or decreasing with changes in the price of the common stock.

Balances may be transferred from one account to the other, at the option of the director, no more frequently than every six months.

Other Payment.   During the period that Mr. Roath was employed by HCP, he accrued an annual retirement benefit pursuant to HCP’s Supplemental Executive Retirement Plan. Mr. Roath’s Supplemental Executive Retirement Plan benefit paid by HCP in 2005 was $624,629.

Stock Ownership

The following table sets forth HCP’s nominees for election as directors, all of whom are currently directors, and our four most highly compensated executive officers during fiscal 2005, other than our Chief Executive Officer, serving as executive officers at the end of fiscal 2005. These four executive officers and our Chief Executive Officer are referred to collectively as the “Named Executive Officers.” With respect to these individuals, set forth below is information regarding their ages, information as to the terms in office for our director nominees and the number of shares of our common stock owned beneficially by each of them on March 23, 2006.

		Shares Beneficially Owned(1)
		First Elected	Number of		Number of	Percent of
Name	Age	or Appointed	Shares		Options(2)	Class(3)
Directors
Mary A. Cirillo-Goldberg	58	2004	5,400		0	*
Robert R. Fanning, Jr.	63	1985	47,000		66,000	*
James F. Flaherty III(4)	48	2002	414,910	(5)	476,084	*
David B. Henry	57	2004	5,400		0	*
Michael D. McKee	60	1989	115,900		80,000	*
Harold M. Messmer, Jr.	60	1985	225,200	(6)	20,000	*
Peter L. Rhein	64	1985	54,100		0	*
Kenneth B. Roath	70	1986	397,360		0	*
Richard M. Rosenberg	75	2003	9,800		0	*
Joseph P. Sullivan	63	2004	33,320		0	*
Named Executive Officers
Charles A. Elcan	42	n/a	94,152		1,269,522	*
Paul F. Gallagher	45	n/a	56,273		40,966	*
Stephen R. Maulbetsch	49	n/a	71,247		225,522	*
Mark A. Wallace	48	n/a	31,725		33,050	*
All directors, Named Executive Officers and other executive officers as a group (17 persons)			1,671,836		2,655,288	3.10%

*                    Less than 1%

(1)          Except as otherwise noted below, each individual, with such person’s spouse, as applicable, has sole voting and investment power with respect to the shares listed. The information in this table under “Number of Shares” includes for each of the named individuals, the following number of shares of restricted stock as to which each individual has sole voting but not investment power: Ms. Cirillo-Goldberg, 4,800; Mr. Fanning, 5,400; Mr. Flaherty, 86,572; Mr. Henry, 4,200; Mr. McKee, 5,400;

Mr. Messmer, 5,400; Mr. Rhein, 5,400; Mr. Roath, 3,000; Mr. Rosenberg, 6,000; Mr. Sullivan, 4,200; Mr. Elcan, 40,200; Mr. Gallagher, 24,000; Mr. Maulbetsch, 6,320; and Mr. Wallace, 12,000. The information in this table does not include, for each of the named individuals, the following number of shares represented by restricted stock unit awards as of March 23, 2006 with respect to which the named individual has neither voting nor investment power: Mr. Flaherty, 322,170; Mr. Elcan, 37,570; Mr. Gallagher, 31,690; Mr. Maulbetsch, 29,830; and Mr. Wallace, 23,168.

(2)          Consists of shares purchasable upon exercise of outstanding stock options that are currently vested or vest within 60 days following March 23, 2006. For Mr. Elcan, this also includes 1,220,794 shares issuable upon conversion of non-managing membership units of HCPI/Tennessee, LLC. For more information on HCPI/Tennessee, see “Certain Transactions.”

(3)          Based on 136,840,953 shares outstanding at March 23, 2006. In addition, for purposes of computing the percentage of shares held by an individual, the number of shares outstanding includes shares purchasable by that individual within 60 days following March 23, 2006 upon exercise of outstanding stock options held by such person.

(4)          Mr. Flaherty is also Chairman, President and Chief Executive Officer.

(5)          Includes 2,400 shares held in an irrevocable trust for the benefit of his children. Mr. Flaherty disclaims beneficial ownership of these shares.

(6)          Includes 115,800 shares held by 4M Partners, L.P. Mr. Messmer is the co-manager (along with his wife) of the limited liability company that is the general partner of 4M Partners. Mr. Messmer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding the annual and long-term compensation for services in all capacities for the fiscal years indicated for each of our Named Executive Officers.

Summary Compensation Table

				Long-Term Compensation
		Annual Compensation(1)		Restricted Stock		Stock	All Other
	Year	Salary	Bonus	Awards/Units(2)		Options(#)(3)	Compensation(4)
James F. Flaherty III	2005	$562,500	$0	$4,508,000	(5)(6)	480,420	$57,802
Chairman, President and	2004	560,000	0	2,249,000	(5)	500,000	9,400
Chief Executive Officer	2003	530,400	0	1,774,200	(5)	300,000	9,300
Charles A. Elcan	2005	350,000	487,000	659,400		0	9,048
Executive Vice President	2004	350,000	475,000	90,300		21,820	8,700
Medical Office Properties	2003	87,500	0	1,658,500	(7)	100,000	100
Paul F. Gallagher	2005	300,000	553,000	421,300		88,470	9,138
Executive Vice President	2004	300,000	215,000	240,000		58,180	1,500
Portfolio Strategy	2003	75,000	250,000	933,800		0	0
Stephen R. Maulbetsch	2005	268,750	437,000	406,000		85,250	9,138
Executive Vice President	2004	225,000	245,000	240,000		58,180	8,700
Strategic Development	2003	225,000	235,000	99,500		42,000	8,500
Mark A. Wallace	2005	250,000	418,000	406,000		85,250	45,972
Senior Vice President	2004	208,300	300,000	550,400		40,000	50,245
Chief Financial Officer

(1)          In accordance with the rules of the Securities and Exchange Commission, the value of perquisites provided to each named executive officer are not reported as the amount of such compensation to each named executive officer is less than the lesser of either (i) $50,000 or (ii) 10% of the total amount of that officer’s  salary and bonus for the related year.

(2)          The amounts shown represent for any award of restricted stock or restricted stock units the product of (i) the closing price per share on the date of grant multiplied by (ii) the number of shares of common stock represented by the award. These amounts do not take into account the diminution in value attributable to the restrictions applicable to such awards or the fact that such awards are subject to the risk of forfeiture. Restricted stock and restricted stock unit awards vest ratably over five years, except as noted in notes (5) and (6) below with respect to certain performance-based awards granted to Mr. Flaherty and Mr. Elcan. Dividends are paid on the restricted shares (and dividend equivalents are paid on restricted stock units) at the same rate as on all other shares of common stock of HCP. Such dividends are not included in the summary compensation table.

The following two tables provide additional information on HCP’s restricted stock and restricted stock unit awards. The first table below shows the number of restricted shares or units, as applicable, awarded each year. The second table below shows: (i) the number of shares of unvested restricted stock, including unvested restricted stock units, held at December 31, 2005 and (ii) the value of such restricted stock, including unvested restricted stock units, calculated by multiplying (a) the number of unvested shares of restricted stock or unvested restricted stock units by (b) the closing price per share of $25.56 on the last trading day of 2005. These amounts do not take into account the diminution in value attributable to the restrictions applicable to such awards or the fact that such awards are subject to the risk of forfeiture.

Number of Restricted Shares and Restricted Stock Units Awarded

	Year	Number of Restricted Shares and/or Restricted Stock Units Awarded
James F. Flaherty III	2005	173,380
	2004	85,620
	2003	104,000
Charles A. Elcan	2005	25,840
	2004	3,280
	2003	70,060
Paul F. Gallagher	2005	16,510
	2004	8,720
	2003	40,000
Stephen R. Maulbetsch	2005	15,910
	2004	8,720
	2003	10,400
Mark A. Wallace	2005	15,910
	2004	20,000

Unvested Restricted Stock at December 31, 2005

	Number of Shares of Unvested Restricted Stock at December 31, 2005	Value of Unvested Restricted Stock at December 31, 2005 ($)
James F. Flaherty III	355,942	$9,097,900
Charles A. Elcan	71,324	1,823,000
Paul F. Gallagher	47,486	1,213,700
Stephen R. Maulbetsch	40,606	1,037,900
Mark A. Wallace	31,910	815,600

These tables include restricted shares and shares of stock underlying unvested restricted stock units, including the units described in notes (5) and (6), and units granted to certain employees in 2003, 2004 and 2005 described in this note (2).

In 2003, certain employees were granted performance-based restricted stock units, payable, if at all, in shares of our common stock. The number of shares of HCP common stock to be issued in connection with these units ranges from 0% to 200% of the actual number of units granted based on HCP’s actual performance as measured against targeted levels of the following performance criteria over a three year performance period: (i) HCP’s annual total return to stockholders; and (ii) increases in HCP’s annual funds from operations per share, each as averaged over a three-year period and as defined in the award agreement. In order to be issued the shares, the participant must remain employed by HCP through the determination date. Once the number of shares issuable is determined, the participant will also be awarded a cash payment equal to the cash dividends that would have accrued on such shares had they been issued as of January 1, 2004.

In 2004 and 2005, certain employees were granted performance-based restricted stock units. These restricted stock units were subject in whole or in part to forfeiture in the event HCP did not reach specified targeted levels of funds from operations (as defined in the award agreement) during fiscal 2004 or fiscal 2005, respectively. The targets for the awards granted in each of 2004 and 2005 were achieved. The restricted stock units granted in 2004 began vesting in annual increments of 20% per year commencing on March 15, 2005. The restricted stock units granted in 2005 began vesting in annual increments of 20% per year commencing on January 28, 2006. Vesting is accelerated in the event of retirement, death or disability and certain change in control events where the restricted stock units are not assumed (each as defined and subject to the terms of the plan). In addition, for Mr. Flaherty only, vesting is accelerated in the event of termination other than for cause, failure to offer an extension of his employment agreement on similar terms, and change in control regardless of whether the restricted stock units are assumed (each as defined and subject to the terms of the agreement). The restricted stock units are paid, after and only to the extent vested, pursuant to the officer’s timely election, which election may be in the form of two or more annual installments over a fixed number of years. If no election is made, the restricted stock units are paid on the date of vesting. Distributions may also be made earlier under certain circumstances. Payment of the vested restricted stock units is made in an equal number of shares of our common stock. The officer does not have the right to vote or dispose of the restricted stock units, but does have the right to certain additional cash payments as dividend equivalents based on the amount of dividends (if any) paid by HCP during the term of the award on a number of shares equal to the number of restricted stock units then outstanding subject to the award.

(3)          Effective as of January 1, 2002, the Company expenses all option grants.

(4)          These amounts represent HCP’s contributions to each individual’s term life insurance policy and/or 401(k) plan. HCP is not the beneficiary of the life insurance policies and the premiums that HCP pays are taxable as income to the applicable officer. This insurance is not split-dollar life insurance. The 2005 401(k) matching contribution made with respect to each named executive officer was $8,400. The 2005 life insurance policy contribution made with respect to each named executive officer was $738, except the contribution made with respect to Mr. Gallagher was $648. Mr. Flaherty’s 2005 amount includes $48,464 of legal expenses incurred by Mr. Flaherty and reimbursed by HCP in connection with negotiating his new employment agreement. Mr. Wallace’s 2005 and 2004 amounts include moving expense reimbursements of $36,834 and $49,845, respectively.

(5)          These amounts include performance-based restricted stock units with respect to 44,000,  53,620 and 57,230 shares of HCP common stock awarded to Mr. Flaherty on March 15, 2004, January 28, 2005 and February 3, 2006, respectively, relating to performance in fiscal 2003, 2004 and 2005, respectively, with an aggregate value of $1,210,880, $1,368,400 and $1,551,505, respectively, calculated as the product of (i) the closing price per share on the date of grant multiplied by (ii) the number of shares of common stock represented by the award. Mr. Flaherty did not receive a cash bonus for fiscal 2003, 2004 or 2005. These amounts do not take into account the diminution in value attributable to the restrictions applicable to such awards, the illiquidity of the awards during the restricted period, or the fact that such awards are subject to the risk of forfeiture. These units vest in full on the third anniversary of the grant date, subject to acceleration in the event of retirement, termination other than for cause, death, disability, and change in control (each as defined and subject to the terms of the respective agreements). In addition, all or a portion of the units granted in 2004 and 2005 were subject to forfeiture in the event that HCP’s actual “funds from operations” for the 2004 fiscal year and 2005 fiscal year, respectively, had not met certain specified targets. These targets were met with respect to fiscal 2004 and fiscal 2005. All or a portion of the units granted in 2006 are subject to forfeiture in the event that HCP’s actual “funds from operations” for the 2006 fiscal year do not meet certain specified targets. Mr. Flaherty does not have the right to vote or dispose of the restricted stock units, but does have the right to certain additional cash payments as dividend equivalents based on the amount of dividends (if any) paid by HCP during the term of the award on a number of shares equal to the number of restricted stock units then outstanding subject to the award.

(6)          This amount includes a grant to Mr. Flaherty of 58,500 restricted stock units with an aggregate value of $1,485,315 on October 26, 2005. This grant was made pursuant to Mr. Flaherty’s new employment agreement with HCP entered into in October 2005 and was in consideration of (among other things) certain rights to accelerated vesting of his stock option and restricted stock awards in connection with certain change in control events that Mr. Flaherty relinquished pursuant to the new employment agreement. The aggregate value is calculated as the product of (i) the closing price per share on the date of grant multiplied by (ii) the number of shares of common stock represented by the award. The restricted stock units that become vested will be paid, on a one-for-one basis, in shares of HCP common stock. Subject to Mr. Flaherty’s continued employment with HCP, the restricted stock units will generally vest at a rate of 20% per year over the five-year period following the date of grant, but the restricted stock units may vest on an accelerated basis if Mr. Flaherty’s employment terminates under certain circumstances. The restricted stock units will generally be paid as they become vested although Mr. Flaherty may elect to have the units paid on a deferred basis.

(7)          Includes performance-based restricted stock units covering 3,060 shares of HCP common stock awarded to Mr. Elcan on March 15, 2004, with an aggregate value of $84,000 calculated as the product of (i) the closing price per share on the date of grant multiplied by (ii) the number of shares of common stock represented by the award. Mr. Elcan did not receive a cash bonus for fiscal 2003. These units have substantially the same terms as those awarded to Mr. Flaherty and described in note (5).

OPTION GRANTS IN LAST FISCAL YEAR

	Options Granted(1)	Percentage of Total Options Granted	Exercise Price(2) ($/sh)	Expiration Date	Grant Date Present Value ($)(3)
James F. Flaherty III	480,420	40.9%	$25.52	01/28/15	$898,385
Charles A. Elcan	0	0	N/A	N/A	N/A
Paul F. Gallagher	88,470	7.5	25.52	01/28/15	165,439
Stephen R. Maulbetsch	85,250	7.3	25.52	01/28/15	159,418
Mark A. Wallace	85,250	7.3	25.52	01/28/15	159,418

(1)          All of these options vest over five years in equal annual installments of 20% of the shares subject to the option and have a term of 10 years, subject to earlier termination in the event of termination of employment, death or disability. Options become fully vested upon the holder’s retirement (as defined), or his death or disability (as defined) while employed by HCP.

(2)          The exercise price is equal to the closing price per share of HCP’s common stock on the date of grant.

(3)          Calculated using the Black Scholes option valuation methodology, using the following variables:

•       risk-free rate of return of 3.93%;

•       20.00% five year volatility factor;

•       7.50% dividend yield; and

•       six and one-half year assumed holding period before exercise;

which yields a discount Black Scholes value for the options of $1.87. The actual value, if any, that an executive officer may realize will depend upon the excess of the closing market price over the exercise price on the date the option is exercised so that there is no assurance that the value realized by an executive officer will be at or near the value estimated by the Black Scholes model.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR END OPTION VALUES(1)

	Shares Acquired on	Value at	Number of Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005($)
Name	Exercise	Exercise(2)($)	Exercisable	Unexercisable	Exercisable	Unexercisable
James F. Flaherty III	0	$0	220,000	1,060,420	$770,400	$1,174,817
Charles A. Elcan	0	0	44,364	77,456	82,400	123,600
Paul F. Gallagher	0	0	11,636	135,014	0	3,539
Stephen R. Maulbetsch	70,000	984,375	236,436	328,994	1,874,704	1,957,351
Mark A. Wallace	0	0	8,000	117,250	15,760	66,450

(1)          Calculated based on the closing market price on the last trading day of 2005 ($25.56) multiplied by the number of applicable shares in-the-money, less the total exercise price for such shares.

(2)          Value at exercise is the difference between the closing market price on the date of exercise less the exercise price per share, multiplied by the number of shares acquired on exercise.

Employment and Change in Control Agreements.

Messrs. Flaherty and Elcan are parties to employment agreements with HCP that provide, in part, similar benefits upon certain terminations of employment, as set forth below. Mr. Maulbetsch is covered by a Change in Control Agreement with HCP, as described below.

Flaherty Employment Agreement.   On October 26, 2005, HCP entered into an employment agreement with James F. Flaherty III, who has served as HCP’s President since October 2002 and Chief Executive Officer since May 2003. The term of the employment agreement is for three years, with automatic one-year extensions each year unless terminated by either party.  Pursuant to the new employment agreement, Mr. Flaherty’s prior car allowance of $15,000 per year was terminated and Mr. Flaherty’s annualized base salary rate was increased by an equal amount (from $560,000 to $575,000). Mr. Flaherty’s target bonus each year will be 200% of his annualized base salary for that year. The Compensation Committee of the Board of Directors will determine Mr. Flaherty’s actual bonus amount each year. The agreement also provides for the grant to Mr. Flaherty of 58,500 restricted stock units. The restricted stock units that become vested will be paid, on a one-for-one basis, in shares of HCP common stock. Subject to Mr. Flaherty’s continued employment with HCP, the restricted stock units will generally vest at a rate of 20% per year over the five-year period following the date of grant, but the restricted stock units may vest on an accelerated basis if Mr. Flaherty’s employment terminates under certain circumstances. The agreement also provides for Mr. Flaherty to participate in HCP’s usual benefit programs for senior executives, term life insurance provided by HCP in the aggregate amount of $2,000,000 payable to Mr. Flaherty’s beneficiaries, five weeks’ vacation each year (increasing to six weeks per year upon Mr. Flaherty’s completing 15 years of service with HCP), reimbursement of business expenses, and reimbursement of Mr. Flaherty’s costs and expenses in entering into the employment agreement and related agreements.

In the event Mr. Flaherty’s employment is terminated during the employment term either by HCP pursuant to a “Termination Other Than For Cause” or by Mr. Flaherty pursuant to a “Termination For Good Reason” (as those terms are defined in the employment agreement), Mr. Flaherty will be entitled to severance pay that includes (1) a lump sum cash payment equal to two times the sum of (a) Mr. Flaherty’s base salary (at the greater of the highest annualized rate in effect in the year preceding the termination date or the year in which the termination date occurs), plus (b) the greater of Mr. Flaherty’s target bonus for the year in which the termination occurs or the highest annual bonus he received in any of the preceding three years; (2) a pro-rata portion of Mr. Flaherty’s target bonus for the year of the termination; and (3) continued medical and dental benefits for Mr. Flaherty and his family members and continued payment by HCP of the premiums for Mr. Flaherty’s term life insurance for two years after the termination. In addition, Mr. Flaherty’s equity-based awards will also generally become fully vested, to the extent then outstanding and not otherwise vested, in connection with such a termination of employment, and any stock options granted on or after the date of the employment agreement that are so accelerated will remain exercisable until the later of three years after the date Mr. Flaherty’s employment terminates or the date specified in the applicable plan or award agreement (but in no event later than the expiration date of the option). In negotiating the new employment agreement, Mr. Flaherty relinquished rights that he had under his prior employment agreement to automatic vesting of certain stock option and restricted stock awards in all circumstances in connection with certain change in control events.

In the event Mr. Flaherty’s employment is terminated during the employment term pursuant to a “Termination Upon a Change in Control” (as defined in the employment agreement), Mr. Flaherty will be entitled to severance pay as described above except that the severance multiplier to determine the amount of Mr. Flaherty’s lump sum cash payment will be three, and the period of continued medical and dental benefits for Mr. Flaherty and his family and continued payment of Mr. Flaherty’s term life insurance premiums will be three years. In addition, Mr. Flaherty will become fully vested in his accrued benefits under HCP’s retirement arrangements (or be entitled to a cash payment equal to the value of such accelerated vesting) and will be entitled to payment of an amount equal to the present value of the matching contributions HCP would have made to Mr. Flaherty’s account under HCP’s 401(k) plan had Mr. Flaherty remained employed by HCP for the three years after the date his employment terminated and made the maximum elected deferral contributions permitted under the 401(k) plan. In the event Mr. Flaherty’s employment is terminated during the employment term due to his death or “Disability” (as defined in the employment agreement), a pro-rata portion of his target bonus for the year of the termination, the accelerated vesting of equity-based awards and post-termination exercise period for options described above and continued medical and dental benefits from Mr. Flaherty and his family members for one year after termination.

Elcan Employment Agreement.   HCP is a party to an employment agreement with Charles A. Elcan. The term of the employment agreement is for three years, until October 1, 2006, unless earlier terminated pursuant to the terms of the agreement. Mr. Elcan’s employment shall be extended automatically for additional one-year periods at the end of the initial three-year period unless either HCP or Mr. Elcan gives notice, not less than three months prior to the applicable expiration date, to the other of its or his election not to extend. The employment agreement provides for an initial base salary of $350,000 to be reviewed annually for increase by the Compensation Committee. However, in no event may Mr. Elcan’s base salary of $350,000, or any higher amount approved by the Compensation Committee, be thereafter reduced. Mr. Elcan also is eligible for annual bonus compensation to be determined by the CEO and the Compensation Committee of the Board of Directors. The employment agreement also provided for an initial restricted stock grant of 67,000 shares and options to purchase a total of 100,000 shares of our common stock, both vesting ratably over five years and both subject to acceleration upon the happening of specified events. Mr. Elcan’s employment agreement also contains provisions related to termination benefits and tax matters, each as described in more detail below.

If Mr. Elcan’s employment with HCP is terminated not in connection with a change in control either by HCP without cause or by Mr. Elcan for good reason, as such terms are defined in the employment agreement, he is entitled to receive, among other things, a lump sum severance payment equal to two times his base salary as of the date of termination, plus two times his targeted annual bonus as of the date of termination or the highest annual bonus received by him in the three years immediately prior to the date of termination, whichever is greater, and for a period of two years or until he obtains medical and dental benefits through other employment, if sooner, medical and dental health benefits for him and his eligible family members at least equal to those which would have been provided to them had his employment not been terminated.

If within two years following a change in control (as defined in the employment agreement) of HCP, Mr. Elcan’s employment with HCP is terminated by HCP without cause or by Mr. Elcan with good reason, he is entitled to receive among other things (1) a lump sum severance payment equal to three times his base salary as of the date of termination or immediately prior to the change in control, whichever is greater, plus three times his targeted annual bonus as of the date of termination or the highest annual bonus received by him in the three years immediately prior to the change in control, whichever is greater; (2) accelerated vesting of all outstanding stock options and restricted stock; (3) accelerated vesting in his accrued benefits under HCP’s qualified or nonqualified pension, profit sharing, deferred compensation and supplemental plans, unless the acceleration would violate any applicable laws or require HCP to accelerate vesting for all participants in such plans, in which case he would receive a lump sum payment equal to the unvested accrued benefits in lieu of acceleration of vesting of his benefits; and (4) for a period of three years or until he obtains medical and dental benefits through other employment, medical and dental health benefits for him and his eligible family at least equal to those he would have been provided had his employment not been terminated if sooner.

Change in Control Agreement for Mr. Maulbetsch.   On October 16, 2000, HCP entered into a change in control agreement with Mr. Maulbetsch. The agreement provides that Mr. Maulbetsch is entitled to severance payments and other benefits in the event of the termination of his employment within two years following a change in control of HCP, as defined in the agreement, (a) by HCP other than for cause or disability, as defined in the agreement or (b) by him for good reason, as defined in the agreement (each, a “Change in Control Termination”). The agreement was originally in effect through December 31, 2003. However, on each January 1 beginning January 1, 2001 the term of the agreement is automatically extended for an additional year (for example, on January 1, 2006 the agreement was extended until December 31, 2009), unless HCP notifies Mr. Maulbetsch of its intention not to extend the agreement by September 30 of the preceding year. However, if a change in control occurs during the original or any extended term of the agreement, the term of the agreement will continue for at least thirty-six months after the month in which the change in control occurred.

In the event of a Change in Control Termination, Mr. Maulbetsch is entitled to receive, among other things:

•       a lump sum severance payment equal to two and a half times his base salary as of the date of termination or immediately prior to the change in control, whichever is greater, and two and a half times his targeted annual bonus as of the date of termination or the highest annual bonus received by him in the three years immediately prior to the change in control, whichever is greater;

•       accelerated vesting of all outstanding stock options and restricted stock; and

•       accelerated vesting in his accrued benefits under HCP’s qualified or nonqualified pension, profit sharing, deferred compensation and supplemental plans, unless the acceleration would violate any applicable laws or require HCP to accelerate vesting for all participants in such plans, in which case Mr. Maulbetsch would receive a lump sum payment equal to the unvested accrued benefits in lieu of acceleration of vesting of his benefits.

Additional Terms in Employment Agreements and Change in Control Agreements.   Furthermore, if Mr. Flaherty, Mr. Elcan or Mr. Maulbetsch is subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the payments or distributions made to him by HCP in connection with a change in control of HCP, HCP will pay such named executive officer an additional amount so as to place him in the same after-tax position he would have been in had the excise tax not applied.

Each employment and change in control agreement also provides that upon the executive officer’s termination of employment, he agrees to not disclose any confidential information of HCP. As a condition to receiving the severance payments and other benefits described above in the event of a Change in Control Termination, such executive officer also agrees that during the period of his employment with HCP and for one year following his termination of employment, he will not accept employment or be engaged as a consultant with a competitor of HCP in the health care real estate investment trust industry if (a) such position is comparable to the position held by the executive officer at HCP and (b) the new employer is not able to take adequate steps to prevent disclosure of HCP’s confidential information. In addition, for a period of one year following his termination of employment, the executive officer agrees to not solicit HCP’s officers or employees or offer employment to anyone who is or was an employee of HCP during the six-month period immediately preceding the date of such offer.

COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

Notwithstanding anything to the contrary set forth in any of HCP’s filings under the Securities Act or the Exchange Act that refer to future filings for additional information, including specifically to this proxy statement, in whole or in part, the following report by the Compensation Committee and the stock performance graph shall not be deemed to be “Soliciting Material,” are not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filings.

The Compensation Committee of the Board of Directors is comprised of three members of the Board each of whom the Board has determined, in accordance with the Board’s categorical standards, is independent under the rules of the NYSE. The Compensation Committee is responsible for establishing and governing the compensation and benefit practices of HCP. The Committee establishes the general compensation policies of HCP, reviews and approves compensation of the executive officers of HCP and oversees all of HCP’s employee benefit plans. The Committee’s Charter is available through the Investor Relations-Corporate Governance section of HCP’s website at www.hcpi.com.

The Committee conducts an annual review of executive compensation of HCP to ensure that:

•       compensation levels are reasonable after consideration of comparably sized equity REITs, including those that specialize in health care, and other real estate and finance organizations;

•       the program adequately rewards performance which is tied to creating stockholder value; and

•       the program is designed to achieve HCP’s goals of promoting financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability.

The Committee considers both short- and long-term performance, with a significant component of compensation consisting of long-term equity awards. On a short-term basis, cash bonuses may be awarded based upon the performance of the Company and the particular executive. Long-term incentives may include stock options, restricted stock and performance-based restricted stock units and constitute a substantial portion of compensation, which the Committee believes align management’s interests with those of HCP’s stockholders. Compensation is designed to promote teamwork, initiative and resourcefulness on the part of key employees whose performance and responsibilities directly affect the Company’s results of operations.

The Committee also has the authority, in its discretion, to retain such independent counsel, compensation and benefits consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties.

(a)          Compensation Mix for Executive Officers

HCP’s executive compensation is based on three components, which are designed to be consistent with the Company’s compensation philosophy:

•       base salary;

•       annual incentive bonuses; and

•       long-term stock awards, including stock options, restricted stock and performance-based restricted stock units.

The Committee has approved executive compensation arrangements for the Company’s Chief Executive Officer, James F. Flaherty III, that are intended to result in up to 87% of Mr. Flaherty’s total compensation being incentive compensation tied directly to stockholder value creation with the remainder in base salary. With respect to the Company’s other executive officers, the Committee has approved executive compensation arrangements that are intended to result in up to 80% of each executive’s total compensation being incentive compensation tied directly to stockholder value creation with the remainder in base salary. In general, the Committee targets total compensation for executive officers other than the Chief Executive Officer at between the 50th and 75th percentile for the comparable companies identified in the annual review described above. In general, the Committee targets the 75th percentile for the comparable companies identified in the annual review described above for total compensation paid to the Chief Executive Officer.

The Committee made its 2005 compensation decisions, including decisions with respect to Mr. Flaherty’s compensation as described below, after consultation with an outside consulting firm. The consulting firm advises the Committee with respect to trends in executive compensation, determination of pay programs, assessment of competitive pay levels and mix (e.g., proportion of fixed pay to incentive pay, proportion of annual cash pay to long-term incentive pay), and setting compensation levels.

Base Salary.   Salaries for executive officers are reviewed by the Committee on an annual basis. The Committee targets base pay levels in the middle quartiles of the comparable companies identified in the annual review described above, and in setting specific pay levels also considers an assessment of the executive’s past performance and expected future contributions to HCP, as well as (other than in the case of the Chief Executive Officer’s compensation) Mr. Flaherty’s recommendations. The Committee believes that the base compensation levels of the executive officers generally are reasonable in view of competitive practices, HCP’s performance and the contribution of those officers to that performance.

Annual Awards.   Historically, annual incentive bonuses have been awarded to executive officers based upon multiple performance criteria, including evaluations of personal job performance and performance measured against objective business criteria. For 2005 performance, factors considered in determining annual bonuses included funds from operations per share, funds from operations payout ratio, total return to stockholders, volume of acquisitions, and an assessment of the executive’s job performance for 2005. In addition, the Compensation Committee considered the practices and performance of the comparable companies identified in the annual review described above. Bonuses for executive officers of HCP, other than Mr. Flaherty, ranged from $316,000 to $553,000. Total cash compensation for 2005 was targeted generally at or slightly above the median of competitive pay for all executives.

Long-Term Incentive Equity Awards.   The Committee administers HCP’s benefits and stock plans, including the 2000 Stock Incentive Plan. Pursuant to the 2000 Stock Incentive Plan, annual restricted stock grants and stock options have been historically awarded in order to retain and motivate executives to improve long-term stock market performance. Stock options are granted at 100% of the current fair market value of the common stock. Generally, stock option grants and restricted stock awards vest ratably over a five-year period, and the executive must be employed by HCP at the time of vesting in order to receive restricted stock and to exercise the options. In order to provide incentives for executives to achieve success in key areas of Company performance, since 2003 the Committee has included a performance-based award component in certain of its long-term incentive equity awards.

The Committee may base awards of options, restricted stock and performance-based awards on a number of factors, including:

•       the executive officer’s position with HCP and total compensation package;

•       performance of individual responsibilities;

•       equity participation levels of comparable executives at comparable companies; and

•       individual contribution to the success of HCP’s financial performance.

In addition, the size, frequency and type of long-term incentive grants may be determined on the basis of tax consequences of the grants to the individual and HCP, accounting impact, potential dilution effects, potential future stock values and the number of shares available for issuance.

In January 2005, the Committee awarded to executive officers performance-based restricted stock units that vest 20% per year over five years. In addition, all or a portion of the units are subject to forfeiture if HCP’s actual “funds from operations” for the calendar year in which the units were granted do not meet certain specified targets. The target with respect to the awards made in January 2005 has been met. Cash dividends are paid on the units as if the underlying shares were outstanding. In January 2005, the Committee also awarded to certain executive officers stock options that have a five-year vesting schedule. The exercise price of the options was equal to 100% of the fair market value of the underlying common stock at the time of grant of the awards.

Stock Ownership Program.   In January 2003, the Committee adopted a stock ownership program pursuant to which each member of the HCP senior leadership team must own specified dollar amounts of HCP common stock, generally based on the individual’s salary. Each of the Chairman, Chief Executive Officer and President is required to own HCP common stock with a value equal to at least five times his base salary. Each of the other executive officers is required to own HCP common stock with a value equal to at least three times his base salary. All executives must achieve their mandatory holdings within five years. Many of the executive officers have already achieved their targeted holdings.

(b)          Chief Executive Officer Compensation

Consistent with the compensation mix of HCP’s other executive officers, the Chief Executive Officer’s compensation is composed of his base salary, annual incentive bonus and long-term incentive equity awards. In 2005, up to 87% of Mr. Flaherty’s total compensation was tied directly to stockholder value creation with the remainder in base salary. To encourage retention, Mr. Flaherty’s long-term incentive equity awards (including awards Mr. Flaherty received in lieu of a cash bonus, as described below) are also subject to long-term vesting schedules.

In October 2005, the Committee approved a new employment agreement with Mr. Flaherty, who has served as HCP’s President since October 2002 and Chief Executive Officer since May 2003. The terms of Mr. Flaherty’s new employment agreement are described generally under “Executive Compensation—Employment and Change in Control Agreements” in this Proxy Statement.

Mr.  Flaherty was paid total base salary of $562,500 during 2005 pursuant to the terms of his new employment agreement and his prior employment agreement. Pursuant to his new employment agreement, Mr. Flaherty’s car allowance of $15,000 per year was terminated and Mr. Flaherty’s annualized base salary rate was increased by an equal amount (from $560,000 to $575,000).

In evaluating the Chief Executive Officer’s eligibility for performance-based compensation, the Committee analyzes senior management’s collective and Mr. Flaherty’s individual achievements and competitive practices. The Committee determined to award Mr. Flaherty a bonus payable in performance-based restricted stock units (“Units”) rather than cash for 2005 performance as it had done with respect to performance for 2003 and 2004. For 2005 performance, the Committee awarded Mr. Flaherty Units with respect to 57,230 shares of HCP common stock. Based on the closing HCP stock price on the date of grant and the number of shares of our common stock represented by the award, this award had a value of approximately $1,551,500 and was made in recognition of the Company’s achievements throughout 2005 listed above under “—Annual Awards” and Mr. Flaherty’s leadership throughout 2005. The Units vest in full on the third anniversary of the grant date, subject to acceleration upon the happening of certain events. In addition, all or a portion of the Units are subject to forfeiture in the event that HCP’s actual “funds from operations” for 2006 do not meet certain specified targets. Cash dividends are paid on the Units as if the underlying shares were outstanding.

Mr.  Flaherty also received 57,650 Units in January 2005 that vest ratably over five years, and stock options in January 2005 to acquire 480,420 shares of HCP common stock, each as described in further detail under “—Long-Term Incentive Equity Awards.” Based on the closing HCP stock price on the date of grant and the number of shares of our common stock represented by the awards, the Units had a grant-date value of approximately $1,471,200 and the stock options had a grant-date value of approximately $898,400. The Units were also subject to forfeiture if HCP’s actual “funds from operations” for 2005 do not meet certain specified targets. The Committee believes that stock ownership aligns the interests of the Chief Executive Officer with the stockholders’ and that stock performance awards encourage the Chief Executive Officer to strengthen the Company’s performance in key measurement areas.

Mr.  Flaherty also received 58,500 restricted stock unit awards in 2005 in connection with entering into his new employment agreement. These stock unit awards were granted as a long-term retention incentive and are scheduled to vest ratably over five years. Based on the closing HCP stock price on the date of grant and the number of shares of our common stock represented by the award, this award had a value of approximately $1,485,300.

(c)           Policy with Respect to Section 162(m)

Section 162(m) of the Code denies deduction for certain compensation in excess of $1,000,000 paid to executive officers, unless certain performance, disclosure, stockholder approval and other requirements are met. The Committee will continue to review the effects of its compensation programs with regard to Code Section 162(m). A substantial portion of the compensation program will be exempted from the $1,000,000 deduction limitation. HCP will continue to evaluate alternatives to ensure executive compensation is reasonable, performance-based and consistent with HCP’s overall compensation objectives. The Committee reserves the right to design programs that recognize a full range of performance criteria important to HCP’s success, even where the compensation paid under such programs may not be deductible.

Compensation Committee
Michael D. McKee (Chairman)	Mary A. Cirillo-Goldberg	Harold M. Messmer, Jr.

STOCK PRICE PERFORMANCE GRAPH

The graph below compares the cumulative total return of HCP, the S&P 500 Index, and the Equity REIT Index of the National Association of Real Estate Investment Trusts, Inc., from January 1, 2001 to December 31, 2005. Total return assumes quarterly reinvestment of dividends before consideration of income taxes.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

AMONG S&P 500, EQUITY REITS AND HCP

HEALTH CARE PROPERTY INVESTORS, INC.

RATE OF RETURN TREND COMPARISON

JANUARY 1, 2001—DECEMBER 31, 2005

(JANUARY 1, 2001 = 100)

Stock Price Performance Graph

Total Return

Index

Assumes $100 invested January 1, 2001 in HCP, S&P 500 Index and NAREIT Equity REIT Index.

CERTAIN TRANSACTIONS

The Board of Directors considered each of the following transactions, where applicable, in making its determination that each of Ms. Cirillo-Goldberg and Messrs. Fanning, Henry, McKee, Messmer, Rhein, Rosenberg and Sullivan is independent within the meaning of the rules of the NYSE.

Mr. Elcan, an Executive Vice President of HCP, was formerly a senior executive and limited liability company member of MedCap Properties, LLC. On October 2, 2003, HCP and HCP Medical Office Portfolio, LLC, a joint venture between HCP and GE Commercial Finance, acquired MedCap Properties, LLC for an aggregate purchase price of $575,000,000. MedCap Properties owned and developed medical office buildings and related properties. As part of this MedCap Properties transaction, MedCap Properties contributed certain property interests with an aggregate equity value (net of assumed debt) of approximately $48,181,000 to a newly formed entity, HCPI/Tennessee, LLC, in exchange for 1,064,539 non-managing member units in HCPI/Tennessee. Concurrently with this contribution, HCP contributed $168,973 and certain property interests with an aggregate equity value (net of assumed debt) of approximately $7,000,000 to HCPI/Tennessee in exchange for managing member units in HCPI/Tennessee. Subsequent to these contributions, MedCap Properties distributed its non-managing member units in HCPI/Tennessee to certain members of management of MedCap Properties, including Mr. Elcan. As a result, Mr. Elcan acquired approximately 610,397 non-managing member units of HCPI/Tennessee. In December, 2004, Mr. Elcan transferred 321,429 non-managing member units to Elcan Enterprises Partnership, L.P., a family limited partnership controlled by Mr. Elcan. Each non-managing member unit is currently redeemable for an amount of cash approximating the then-current market value of two shares of our common stock or, at HCP’s option, two shares of our common stock (subject to certain adjustments, such as stock splits, stock dividends and reclassifications).

The HCPI/Tennessee LLC agreement provides for a “make-whole” payment to the non-managing members upon the sale of properties acquired in the MedCap transactions and other events. Such payment is generally equal to the grossed-up taxes the non-managing members incur as a result of certain specified events. In October, 2004, HCPI/Tennessee sold one of the properties acquired in the MedCap Properties transaction. As a result of the sale, HCPI/Tennessee paid the “make-whole” amount to the holders of non-managing member units, including $156,427 to Mr. Elcan.

The assets acquired as part of the MedCap Properties transaction included four medical office buildings that were under development at the time of the transaction. HCP agreed to complete the development of these four properties and to pay a contingent purchase price, or earn-out, to the former members of MedCap Properties, including Mr. Elcan, following the stabilization of operations of each building. The deferred purchase price for each of the four medical office buildings was based on the stabilized net operating income generated by each building during a specified measurement period. As a result of Mr. Elcan’s prior ownership interest in MedCap Properties, Mr. Elcan was entitled to 32.817% of the deferred purchase price paid in respect of each of the four medical office buildings. During 2005, HCP paid to Mr. Elcan $3,199,200 as Mr. Elcan’s portion of the deferred purchase price for such four medical office buildings.

Mr. Flaherty, Chairman and Chief Executive Officer of the Company, is a director of Quest Diagnostics Incorporated (“Quest”). During 2005, Quest made payments of approximately $0.5 million to the Company or its affiliates for the lease of medical office space at 14 locations. The leases for 12 of those locations were initially entered into by the predecessor landlord prior to the Company’s ownership of the particular medical office building with eight of those leases entered into before Mr. Flaherty became an employee and director of the Company and a director of Quest. Mr. Flaherty has announced his decision not to stand for reelection as a director of Quest at its 2006 annual meeting of stockholders currently scheduled for May 4, 2006.

Mr. McKee, a director of the Company, is Vice Chairman and Chief Operating Officer of The Irvine Company. During 2005, 2004 and 2003, the Company made payments of approximately $0.6 million, $0.5 million and $0.5 million, respectively, to The Irvine Company for the lease of office space.

Mr. Messmer, a director of the Company, is Chairman and Chief Executive Officer of Robert Half International Inc. During 2005, 2004 and 2003, the Company made payments of approximately $0.1 million, $1.1 million and $0.1 million, respectively, to Robert Half International Inc. and certain of its subsidiaries for services including placement of temporary and permanent employees and Sarbanes-Oxley compliance consultation.

Mr. Rhein, a director of the Company, is a director of Cohen & Steers, Inc. Cohen & Steers Capital Management, Inc., a wholly owned subsidiary of Cohen & Steers, Inc., is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. As of December 31, 2005, mutual funds managed by Cohen & Steers Capital Management, Inc. owned 6.2% in the aggregate of the Company’s common stock.

Mr. Sullivan, a director of the Company, was a director of SCCI Healthcare Services Corporation (“SCCI”) prior to July 28, 2005 and is a director of Covenant Care, Inc. On July 28, 2005, in connection with the acquisition of SCCI by Triumph Healthcare Holdings, Inc., the Company sold its securities in SCCI, with a carrying value of zero, and received proceeds of $2.9 million. During 2005, 2004 and 2003, SCCI made payments of approximately $0.9 million, $1.0 million and $1.3 million, respectively, to the Company for a lease and a loan, which loan was paid in full in July 2004, related to two of its hospital properties, and Covenant Care, Inc. made payments of approximately $8.0 million, $7.9 million and $7.6 million, respectively, to the Company for the lease of certain of its nursing home properties. Prior to July 28, 2005, the Company also owned certain preferred convertible securities in SCCI. The acquisition of the convertible securities in SCCI and the agreements that required payment to the Company from SCCI and Covenant Care were entered into prior to Mr. Sullivan being elected a director of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2005, Ms. Cirillo-Goldberg and Messrs. McKee (Chair) and Messmer served on the Compensation Committee. No member of the Compensation Committee is or has been a former or current executive officer or employee of HCP or had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of our executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director or member of our Compensation Committee during the fiscal year ended December 31, 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires HCP’s directors and officers, and persons who own more than 10% of a registered class of HCP’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of equity securities of our common stock. These persons are required by SEC regulations to furnish HCP with copies of all these reports they file. To HCP’s knowledge, based solely on its review of the copies of such reports furnished to us and written representations from certain insiders that no other reports were required, all Section 16(a) filing requirements applicable to HCP insiders were complied with, except for the following reports which were inadvertently filed late: a Form 4 reporting a conversion of dividend equivalent rights granted to Mr. Maulbetsch into an equal number of shares of HCP common stock; a Form 4 reporting a grant of dividend equivalent shares to Mr. McKee; a Form 4 reporting a grant of restricted stock to Mr. Messmer; and a Form 4 reporting the acquisition of phantom stock by Mr. Rhein under HCP’s Amended and Restated Director Deferred Compensation Plan.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

Notwithstanding anything to the contrary set forth in any of HCP’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that refer to future filings for additional information, including specifically to this proxy statement, in whole or in part, the following report by the Audit Committee and the stock performance graph above shall not be considered to be a part of any such filing.

The Audit Committee of the Board of Directors is comprised of four directors and operates under a written charter adopted by the Board of Directors, as required by the rules of the New York Stock Exchange. The members of the Audit Committee are Messrs. Fanning, Henry, Rhein and Sullivan. The Board has determined, in accordance with the Board’s categorical standards, that each member of the Audit Committee is “independent” within the meaning of the rules of both the NYSE and the SEC.

The primary purposes of the Audit Committee are to assist the Board with its oversight responsibilities regarding: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and independent auditor.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements as well as the Company’s financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The independent auditor is responsible for performing an audit of the Company’s annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles and reviewing the Company’s quarterly financial statements. The members of the Audit Committee are not full-time employees of the Company and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Committee necessarily rely on the information provided to them by management and the independent auditors. Accordingly, the Audit Committee’s considerations and discussions referred to below do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

In the performance of its oversight function, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and the Audit Committee discussed with the independent auditors that firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC.

Audit Committee

Peter L. Rhein (Chairman)	Robert R. Fanning, Jr.	David B. Henry	Joseph P. Sullivan

AUDIT AND NON-AUDIT FEES

Fees Paid to Independent Auditors

The following table shows information about fees billed (including estimations for services rendered but not yet billed), by Ernst & Young LLP, our current independent public auditor during or related to 2004 and 2003.

	2005 ($ in thousands)	Percentage of 2005 Services Approved by Audit Committee	2004 ($ in thousands)	Percentage of 2004 Services Approved by Audit Committee
Audit fees(1)	$674	100%	$934	100%
Audit-related fees(2)	20	100	19	100
Tax fees(3)	49	100	86	100
All other fees	—	—	—	—

(1)          Audit fees include fees billed for the audit of the Company’s annual financial statements and internal control over financial reporting, the review of the financial statements included in the Company’s Quarterly Reports on Forms 10-Q, and other SEC registration statement and consent services.

(2)          Audit-related fees include fees for the separate audit of a consolidated subsidiary of the Company.

(3)          Tax fees include fees for tax return review and  consultation, including REIT qualification matters.

The Audit Committee considered whether the provision of the non-audit services by Ernst & Young LLP to HCP is compatible with maintaining the independence of Ernst & Young LLP and concluded that the independence of Ernst & Young LLP is not compromised by the provision of such services. The Audit Committee must pre-approve all audit and permissible non-audit services performed by the independent auditor, although such approval may be delegated to a subcommittee of the Audit Committee, provided that any pre-approvals made by a subcommittee related to audit and permissible non-audit services are presented to the full Audit Committee at its next scheduled meeting.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s directors and employees, including the Chief Executive Officer and all senior financial officers, including the Company’s principal financial officer and principal accounting officer and controller. The Code of Business Conduct and Ethics is posted in the Investor Relations-Corporate Governance section of the Company’s website at www.hcpi.com. In addition, a copy of the Code of Business Conduct and Ethics will be provided without charge upon request to the Corporate Secretary, Health Care Property Investors, Inc., 3760 Kilroy Airport Way, Suite 300, Long Beach, CA 90806. Waivers from, and amendments to, the Code of Business Conduct and Ethics that apply to the Company’s Chief Executive Officer, senior financial officers or persons performing similar functions will be timely posted in the Investor Relations-Corporate Governance section of the Company’s website at www.hcpi.com.

ELECTION OF DIRECTORS
(Proxy Item No. 1)

Pursuant to our Charter and Bylaws, the number of directors of the Company is currently set at ten (10). Each of the Directors elected at this annual meeting will serve until the 2007 annual meeting and until he or she is succeeded by another qualified director who has been elected or until his or her earlier resignation or removal.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Mary A. Cirillo-Goldberg, Robert F. Fanning, Jr., James F. Flaherty III, David B. Henry, Michael D. McKee, Harold M. Messmer, Jr., Peter L. Rhein, Kenneth B. Roath, Richard M. Rosenberg and Joseph P. Sullivan for election to the Board. Unless you specifically withhold authority in the attached proxy for the election of any of these directors, the persons named in the attached proxy will vote FOR the election of Ms. Cirillo-Goldberg and Messrs. Fanning, Flaherty, Henry, McKee, Messmer, Rhein, Roath, Rosenberg and Sullivan.

Directors are elected by a plurality of the votes cast by holders of shares entitled to vote on a particular matter at the annual meeting. HCP has adopted a policy whereby any nominee for director who receives a number of “withhold” votes equal to greater than 50% of the shares of HCP common stock entitled to vote at the annual meeting will tender his or her resignation for consideration by the Nominating and

Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to the Board of Directors the action to be taken with respect to such offer of resignation.

If any nominee becomes unavailable for any reason (which is not anticipated), the shares that you vote by returning the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxies unless your proxy contains instructions to the contrary.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH OF THE TEN NOMINEES FOR DIRECTOR.

APPROVAL OF THE HEALTH CARE PROPERTY INVESTORS, INC.
2006 PERFORMANCE INCENTIVE PLAN
(Proxy Item No. 2)

At the annual meeting, stockholders will be asked to approve the Health Care Property Investors, Inc. 2006 Performance Incentive Plan (the “2006 Plan”), which was adopted, subject to stockholder approval, by the Board of Directors on March 31, 2006.

HCP believes that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of HCP, and that incentive compensation plans like the proposed 2006 Plan are an important attraction, retention and motivation tool for participants in the plan.

HCP currently maintains the 2000 Stock Incentive Plan, as amended (the “2000 Plan”). As of March 23, 2006, a total of 5,779,186 shares of HCP common stock were subject to outstanding awards granted under the 2000 Plan, of which 4,778,363 shares were subject to outstanding stock option grants under the 2000 Plan and 1,000,823 shares were subject to outstanding restricted stock and restricted stock unit awards under the 2000 Plan, and an additional 3,454,811 shares of HCP common stock were available for new award grants under the 2000 Plan. HCP’s outstanding awards generally may not be transferred to third parties for value. HCP’s outstanding stock option grants generally do not carry related dividend equivalent rights, while dividend equivalent rights generally have been granted in connection with HCP’s outstanding restricted stock unit awards and the holder of any shares of restricted stock granted by HCP generally has dividend rights as to those shares. As of March 23, 2006, a total of 31,148 shares were available for new grants of “full-value awards” such as restricted stock and restricted stock unit awards under the 2000 Plan.

The Board of Directors approved the 2006 Plan based, in part, on a belief that the number of shares currently available under the 2000 Plan, particularly the number of shares available under the 2000 Plan for grants of full-value awards, does not give HCP sufficient authority and flexibility to adequately provide for future incentives. If stockholders approve the 2006 Plan, no new awards will be granted under the 2000 Plan after the annual meeting. In that case, the number of shares of HCP common stock that remain available for award grants under the 2000 Plan immediately prior to the annual meeting (not including the shares covered by the automatic grants made to non-employee directors at the annual meeting as described under “Board of Directors Compensation” above) will become available for award grants under the 2006 Plan. An additional 5,000,000 shares of HCP common stock will also be made available for award grants under the 2006 Plan. In addition, if stockholders approve the 2006 Plan, any shares of common stock subject to stock option grants, restricted stock awards, and restricted stock unit awards under the 2000 Plan that expire, are cancelled or forfeited, or otherwise terminate or are reacquired by HCP after the annual meeting without having become vested will also be available for award grant purposes under the 2006 Plan.

If stockholders do not approve the 2006 Plan, HCP will continue to have the authority to grant awards under the 2000 Plan. If stockholders approve the 2006 Plan, the termination of our grant authority under the 2000 Plan will not affect awards then outstanding under that plan.

Summary Description of the 2006 Performance Incentive Plan

The principal terms of the 2006 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2006 Plan, which appears as Exhibit A to this Proxy Statement.

Purpose.   The purpose of the 2006 Plan is to promote the success of HCP and the interests of our stockholders by providing an additional means for us to attract, motivate, retain and reward directors, officers, employees and other eligible persons through the grant of awards and incentives for high levels of individual performance and improved financial performance of HCP. Equity-based awards are also intended to further align the interests of award recipients and our stockholders.

Administration.   Our Board of Directors or one or more committees appointed by our Board of Directors will administer the 2006 Plan. Our Board of Directors has delegated general administrative authority for the 2006 Plan to the Compensation Committee. A committee may delegate some or all of its authority with respect to the 2006 Plan to another committee of directors, and certain limited authority to grant awards to employees may be delegated to one or more officers of HCP. (The appropriate acting body, be it the Board of Directors, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this proposal as the “Administrator”).

The Administrator has broad authority under the 2006 Plan with respect to award grants including, without limitation, the authority:

•       to select participants and determine the type(s) of award(s) that they are to receive;

•       to determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

•       to cancel, modify, or waive HCP’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

•       to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

•       subject to the other provisions of the 2006 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award; and

•       to allow the purchase price of an award or shares of HCP common stock to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of HCP common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law.

No Repricing or Loans.   In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that may be approved by stockholders) will any adjustment be made to a stock option or stock appreciation right award under the 2006 Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per share exercise or base price of the award. Furthermore, loans to employees (to finance the purchase or exercise of awards or otherwise) are not permitted under the 2006 Plan.

Eligibility.   Persons eligible to receive awards under the 2006 Plan include officers or employees of HCP or any of its subsidiaries, directors of HCP, and certain consultants and advisors to HCP or any of its subsidiaries. Currently, approximately 83 officers and employees of HCP and its subsidiaries (including all of HCP’s named executive officers), and each of HCP’s nine non-employee directors, are considered eligible under the 2006 Plan at the present time.

Authorized Shares; Limits on Awards.   The maximum number of shares of HCP common stock that may be issued or transferred pursuant to awards under the 2006 Plan equals the sum of: (1) 5,000,000 shares, plus (2) the number of shares available for additional award grant purposes under the 2000 Plan as of the date of the annual meeting and determined immediately prior to the termination of the authority to grant new awards under that plan as of the date of the annual meeting, plus (3) the number of any shares subject to stock options granted under the 2000 Plan and outstanding as of the date of the annual meeting which expire, or for any reason are cancelled or terminated, after the date of the annual meeting without being exercised, plus (4) the number of any restricted shares or restricted stock units granted under the 2000 Plan that are outstanding and unvested as of the date of the annual meeting which are forfeited, terminated, or otherwise cancelled or reacquired by HCP after the annual meeting without having become vested.

Shares issued in respect of any “full-value award” granted under the 2006 Plan will be counted against the share limit described in the preceding paragraph as 2 shares for every one share actually issued in connection with the award. For example, if HCP granted 100 shares of its common under the 2006 Plan, 200 shares would be charged against the share limit with respect to that award. For this purpose, a “full-value award” generally means any award granted under the plan other than: (1) shares delivered in respect of compensation earned but deferred, and (2) shares delivered pursuant to option or stock appreciation right grants the per share exercise or base price, as applicable, of which is at least equal to the fair market value of a share of HCP common stock at the time of grant of the award.

As of March 23, 2006, approximately 3,454,811 shares of HCP common stock were available for additional award grant purposes under the 2000 Plan, and approximately 5,779,186 shares were subject to awards then outstanding under the 2000 Plan, of which 4,778,363 shares were subject to outstanding options. The weighted-average exercise price of these outstanding options was $23.88 per share, and the weighted-average remaining term was 7.9 years. As noted above, no additional awards will be granted under the 2000 Plan if stockholders approve the 2006 Plan.

The following other limits are also contained in the 2006 Plan:

•       The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 5,000,000 shares.

•       The maximum number of shares subject to those options and stock appreciation rights that are granted during any calendar year to any individual under the plan is 1,000,000 shares.

•       “Performance-Based Awards” under Section 5.2 of the 2006 Plan granted to a participant in any one calendar year will not provide for payment of more than (1) in the case of awards payable only in cash and not related to shares, $5,000,000, and (2) in the case of awards related to shares (and in addition to options and stock appreciation rights which are subject to the limit referred to above), 500,000 shares.

To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2006 Plan. In the event that shares are delivered in respect of a dividend equivalent right, only the actual number of shares delivered with respect to the award shall be counted against the share limits of the 2006 Plan. To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.) Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2006 Plan will again be available for subsequent awards under the 2006 Plan. In addition, the 2006 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of HCP through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2006 Plan. HCP may not increase the applicable share limits of the 2006 Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

Types of Awards.   The 2006 Plan authorizes stock options, stock appreciation rights, restricted stock, stock bonuses and other forms of awards granted or denominated in HCP common stock or units of HCP common stock, as well as cash bonus awards pursuant to Section 5.2 of the 2006 Plan. The 2006 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

A stock option is the right to purchase shares of HCP common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of HCP common stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “Federal Income Tax Consequences of Awards Under the 2006 Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2006 Plan. Incentive stock options may only be granted to employees of HCP or a subsidiary.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of share of HCP common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally cannot be less than the fair market value of a share of HCP common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

The per share exercise price of an option or the per share base price of a stock appreciation right may, however, be less than the fair market value of a share of HCP common stock on the date of grant in the case of (1) awards granted retroactively in tandem with or as a substitution for another award, or (2) if the option or stock appreciation right will be counted against the plan’s limit on full-value awards (that is, the limit on the number of shares that can be issued under the 2006 Plan in respect of awards other than options and stock appreciation rights).

The other types of awards that may be granted under the 2006 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units, dividend equivalents, or similar rights to purchase or acquire shares, and cash awards granted consistent with Section 5.2 of the 2006 Plan as described below.

Performance-Based Awards.   The Administrator may grant awards that are intended to be performance-based awards within the meaning of Section 162(m) of the U.S. Internal Revenue Code (“Performance-Based Awards”). Performance-Based Awards are in addition to any of the other types of awards that may be granted under the 2006 Plan (including options and stock appreciation rights which may also qualify as performance-based awards for Section 162(m) purposes). Performance-Based Awards may be in the form of restricted stock, performance stock, stock units, other rights, or cash bonus opportunities.

The vesting or payment of Performance-Based Awards (other than options or stock appreciation rights) will depend on the absolute or relative performance of HCP on a consolidated, subsidiary, segment,

division, or business unit basis. The Administrator will establish the criterion or criteria and target(s) on which performance will be measured. The Administrator must establish criteria and targets in advance of applicable deadlines under the U.S. Internal Revenue Code and while the attainment of the performance targets remains substantially uncertain. The criteria that the Administrator may use for this purpose will include one or more of the following: net income; pre-tax income; operating income; cash flow; earnings per share; return on equity; return on invested capital or assets; cost reduction or savings; funds from operations; funds from operations per share; funds from operations payout ratio; adjusted funds from operations; cash and/or funds available for distribution; appreciation in the fair market value of HCP common stock; return on investment; total return to stockholders; net earnings; earnings before or after any one or more of interest, taxes, depreciation or amortization; or any combination thereof. The performance measurement period with respect to an award may range from three months to ten years. Performance targets will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets.

Performance-Based Awards may be paid in stock or in cash (in either case, subject to the limits described under the heading “Authorized Shares; Limits on Awards” above). Before any Performance-Based Award (other than an option or stock appreciation right) is paid, the Administrator must certify that the performance target or targets have been satisfied. The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

Deferrals.   The Administrator may provide for the deferred payment of awards, and may determine the terms applicable to deferrals. The Administrator may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

Acceleration of Awards; Possible Early Termination of Awards.   Generally, and subject to limited exceptions set forth in the 2006 Plan, if any person acquires 25% or more of the outstanding common stock or combined voting power of HCP, if certain changes in a majority of our Board of Directors occur over a period of not longer than two years, if stockholders prior to a transaction do not continue to own more than 66 2/3% of the voting securities of HCP (or a successor or a parent) following a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving HCP or any of its subsidiaries, a sale or other disposition of all or substantially all of HCP’s assets or the acquisition of assets or stock of another entity by HCP or any of its subsidiaries, or if HCP is dissolved or liquidated, then awards then-outstanding under the 2006 Plan may become fully vested or paid, as applicable, and may terminate or be terminated in such circumstances. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2006 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a change in control event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

Transfer Restrictions.   Subject to certain exceptions contained in Section 5.7 of the 2006 Plan, awards under the 2006 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and, with limited exceptions set forth in the 2006 Plan, are not made for value.

Adjustments.   As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2006 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority.   Except as expressly provided with respect to the termination of the authority to grant new awards under the 2000 Plan if stockholders approve the 2006 Plan, the 2006 Plan does not limit the authority of the Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to HCP common stock, under any other plan or authority.

Termination of or Changes to the 2006 Plan.   The Board of Directors may amend or terminate the 2006 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the U.S. Internal Revenue Code to preserve the intended tax consequences of the plan. For example, stockholder approval will be required for any amendment that proposes to increase the maximum number of shares that may be delivered with respect to awards granted under the 2006 Plan. (Adjustments as a result of stock splits or similar events will not, however, be considered an amendment requiring stockholder approval.) Unless terminated earlier by the Board of Directors, the authority to grant new awards under the 2006 Plan will terminate on March 31, 2016. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

Federal Income Tax Consequences of Awards under the 2006 Plan

The U.S. federal income tax consequences of the 2006 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2006 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or international tax consequences.

With respect to nonqualified stock options, the company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2006 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2006 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) of the U.S. Internal Revenue Code may not be permitted to be deducted by the company in certain circumstances.

Specific Benefits under the 2006 Performance Incentive Plan

HCP has not approved any awards that are conditioned upon stockholder approval of the 2006 Plan. HCP is not currently considering any other specific award grants under the 2006 Plan, although it is expected that the program of equity-based awards to HCP’s non-employee directors, as described above under the heading “Board of Directors and Executive Officers—Board of Directors Compensation,” will continue under the 2006 Plan. If the 2006 Plan had been in existence in fiscal 2005, HCP expects that its award grants for fiscal 2005 would not have been substantially different from those actually made in that year under the 2000 Plan. For information regarding stock-based awards granted to HCP’s named executive officers during fiscal 2005, see the material under the heading “Executive Compensation” above.

The closing market price for a share of HCP common stock as of March 23, 2006 was $28.17 per share.

EQUITY COMPENSATION PLAN INFORMATION

HCP currently maintains one equity compensation plan, the 2000 Plan. Stockholders are also being asked to approve a new equity compensation plan, the 2006 Plan, as described above.

The following table sets forth, for each of HCP’s equity compensation plans, the number of shares of common stock subject to outstanding options, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of March 23, 2006.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,312,201	(1)	$23.88	(2)	3,454,811	(3)
Equity compensation plans not approved by security holders	0		0		0
Total	5,312,201		$23.88		3,454,811

(1)          Of these shares, 4,778,363 were subject to stock options granted under the 2000 Plan and 533,838 were subject to stock units granted under the 2000 Plan. This number does not include 466,985 shares that were subject to then-outstanding, but unvested, restricted stock awards.

(2)          This calculation does not reflect the 533,838 shares that will be issued upon the payment of stock units granted under the 2000 Plan.

(3)          Of the aggregate number of shares that remained available for future issuance, all were available under the 2000 Plan. No new awards will be granted under the 2000 Plan if stockholders approve the 2006 Plan. This table does not reflect the 5,000,000 additional shares that will be available under the 2006 Plan if stockholders approve the 2006 Plan proposal.

Vote Required for Approval of the 2006 Performance Incentive Plan

The Board of Directors believes that the adoption of the 2006 Plan will promote the interests of HCP and its stockholders and will help HCP and its subsidiaries continue to be able to attract, retain and reward persons important to our success.

All members of the Board of Directors are eligible for awards under the 2006 Plan and thus have a personal interest in the approval of the 2006 Plan.

Approval of the 2006 Plan requires the affirmative vote of a majority of the common stock present, or represented, and entitled to vote at the annual meeting and a total number of votes cast on the matter representing over 50% of the outstanding shares of HCP common stock. Broker non-votes and abstentions on the proposal have the effect described on pages 3-4 of this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE 2006 PERFORMANCE INCENTIVE PLAN AS DESCRIBED ABOVE AND SET FORTH IN EXHIBIT A HERETO.

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS
(Proxy Item No. 3)

The Audit Committee of the Board of Directors has selected the firm of Ernst & Young LLP as independent auditors for HCP for the fiscal year ending December 31, 2006, and is submitting its selection for ratification by our stockholders. Ernst & Young LLP have served as the Company’s independent auditor since May 2002. Subject to the matters discussed under “Audit Committee Report to Stockholders,” the Audit Committee carefully considered the firm’s qualifications as independent auditors for HCP. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established and any issues raised by the most recent quality control review of the firm. The Audit Committee’s review also included the matters regarding auditor independence discussed under “Audit Committee Report to Stockholder,” including whether the nature and extent of non-audit services would impair the independence of the auditors. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2005 are described under “Audit and Non-Audit Fees” above.

If the stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will consider the selection of other independent auditors. The Audit Committee retains the power to replace the independent auditors whose selection was ratified by stockholders if the Audit Committee determines that the best interests of HCP warrant a change of its independent auditors.

A representative of Ernst & Young LLP is expected to be present at the 2005 annual meeting and will have an opportunity to make a statement if s/he desires to do so. Ernst & Young LLP’s representative is expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS HCP’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2006.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR NEXT YEAR’S ANNUAL MEETING

It is currently contemplated that HCP’s 2007 annual meeting of stockholders will be held on or about May 10, 2007. In the event that a stockholder desires to have a proposal considered for presentation at the 2007 annual meeting of stockholders, and inclusion in the proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded in writing to the Corporate Secretary of HCP so that it is received no later than December 11, 2006. Any such proposal must comply with the requirements of HCP’s Bylaws and Rule 14a-8 promulgated under the Exchange Act.

If a stockholder, rather than including a proposal in HCP’s proxy statement as discussed above, commences his or her own proxy solicitation for the 2007 annual meeting of stockholders or seeks to nominate a candidate for election or to propose business for consideration at such meeting, HCP must receive notice of such proposal no earlier than February 10, 2007 and no later than March 12, 2007. If the notice is not received between these dates, it will be considered untimely under HCP’s Bylaws, and HCP will have discretionary voting authority under proxies solicited for the 2007 annual meeting of stockholders with respect to such proposal, if presented at the meeting.

Proposals and notices should be directed to the attention of the Corporate Secretary, Health Care Property Investors, Inc., 3760 Kilroy Airport Way, Suite 300, Long Beach, CA 90806.

OTHER MATTERS

The Board of Directors knows of no matters to be presented at the annual meeting other than those described in this proxy statement. Other business may properly come before the meeting, and in that event it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

An electronic version of our Annual Report on Form 10-K may be obtained from the website of the Securities and Exchange Commission, or SEC, located at www.sec.gov or from the Investor Relations-Corporate Governance section of our website located at www.hcpi.com. Information on our website, other than our proxy statement and form of proxy, is not part of the proxy soliciting materials. HCP will provide without charge to any person solicited hereby, upon the written request of any such person, a copy of HCP’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC. Such requests should be directed to: Corporate Secretary, Health Care Property Investors, Inc., 3760 Kilroy Airport Way, Suite 300, Long Beach, CA 90806.

If you are a stockholder of record, you can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy card. If you choose this option, when the annual report and proxy materials are mailed to stockholders, you will either receive an electronic version of our annual report and proxy materials or you will receive a notice listing the website location of the annual report and proxy documents. Your choice to receive annual reports and proxy materials electronically will remain in effect until you notify HCP by mail that you wish to resume mail delivery of these documents. If you hold your HCP stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option. HCP encourages stockholders to register to receive future annual reports and materials via the Internet.

ALL STOCKHOLDERS ARE URGED TO VOTE IN PERSON OR TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors

Edward J. Henning
Corporate Secretary

Long Beach, California
April 10, 2006

Exhibit A

HEALTH CARE PROPERTY INVESTORS, INC.
2006 PERFORMANCE INCENTIVE PLAN

1.                 PURPOSE OF PLAN

The purpose of this Health Care Property Investors, Inc. 2006 Performance Incentive Plan (this “Plan”) of Health Care Property Investors, Inc., a Maryland corporation (the “Corporation”), is to promote the success of the Corporation and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.

2.      ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

3.                 PLAN ADMINISTRATION

3.1         The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation and its Subsidiaries who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan.

With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving awards, intended to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable listing agency, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable listing agency).

3.2         Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a)           determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

(b)          grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;

(c)           approve the forms of award agreements (which need not be identical either as to type of award or among participants);

(d)          construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)           cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f)             accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;

(g)           adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6, and provided that in no case (except due to an adjustment contemplated by Section 7 or any repricing that may be approved by stockholders) shall such an adjustment constitute a repricing (by amendment, cancellation and regrant, exchange or other means) of the per share exercise or base price of any option or stock appreciation right;

(h)          determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

(i)             determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 7;

(j)              acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration; and

(k)          determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

3.3         Binding Determinations. Any action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

3.4         Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Board or a committee, as the case may be, may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

4.                 SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1         Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2         Share Limits. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to the sum of the following:

(1)          5,000,000 shares of Common Stock, plus

(2)          the number of shares of Common Stock available for additional award grant purposes under the Corporation’s 2000 Stock Incentive Plan, as amended (the “2000 Plan”) as of the date of stockholder approval of this Plan (the “Stockholder Approval Date”) and determined immediately prior to the termination of the authority to grant new awards under the 2000 Plan as of the Stockholder Approval Date, plus

(3)          the number of any shares subject to stock options granted under the 2000 Plan and outstanding on the Stockholder Approval Date which expire, or for any reason are cancelled or terminated, after the Stockholder Approval Date without being exercised; plus

(4)          the number of any shares of restricted stock or restricted stock units granted under the 2000 Plan that are outstanding and unvested on the Stockholder Approval Date that are forfeited, terminated, cancelled or otherwise reacquired by the Corporation without having become vested;

provided that in no event shall the Share Limit exceed 14,233,597 shares (which is the sum of the 5,000,000 shares set forth above, plus the number of shares available under the 2000 Plan for additional award grant purposes as of the Effective Date (as such term is defined in Section 8.6.1), plus the aggregate number of shares subject to options previously granted and outstanding under the 2000 Plan as of the Effective Date, plus the maximum number of shares subject to restricted stock and restricted stock unit awards previously granted and outstanding under the 2000 Plan that had not vested as of the Effective Date). For purposes of clause (2) above, any performance-based awards granted under the 2000 Plan that are outstanding as of the Stockholder Approval Date shall be disregarded in determining the number of shares of Common Stock available for additional award grant purposes under the 2000 Plan as of such date; provided, however, that any shares of Common Stock that become payable pursuant to the terms of any such award after such date shall be charged against the applicable share limits of this Plan.

Shares issued in respect of any “Full-Value Award” granted under this Plan shall be counted against the foregoing Share Limit as 2.0 shares for every one share actually issued in connection with such award. (For example, if a stock bonus of 100 shares of Common Stock is granted under this Plan, 200 shares shall be charged against the Share Limit in connection with that award.) For this purpose, a “Full-Value Award” means any award under this Plan that is not either: (1) a delivery of shares in respect of compensation earned but deferred, (2) except as expressly provided in Section 5.1.1 (which generally provides that “discounted” stock option grants are Full-Value Awards), a stock option grant, and (3) except as expressly provided in Section 5.1.3 (which generally provides that “discounted” stock appreciation right grants are Full-Value Awards), a stock appreciation right grant.

The following limits also apply with respect to awards granted under this Plan:

(a)           The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 5,000,000 shares.

(b)          The maximum number of shares of Common Stock subject to those options and stock appreciation rights that are granted during any calendar year to any individual under this Plan is 1,000,000 shares.

(c)           Additional limits with respect to Performance-Based Awards are set forth in Section 5.2.3.

Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.

4.3         Awards Settled in Cash, Reissue of Awards and Shares. To the extent that an award is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan. In the event that shares of Common Stock are delivered in respect of a dividend equivalent right, only the actual number of shares delivered with respect to the award shall be counted against the share limits of this Plan. To the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits under Section 4.2, as opposed to only counting the shares actually issued. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits under Section 4.2 with respect to such exercise.)  Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan. Refer to Section 8.10 for application of the foregoing share limits with respect to assumed awards. The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.

4.4         Reservation of Shares; No Fractional Shares; Minimum Issue. The Corporation shall at all times reserve a number of shares of Common Stock sufficient to cover the Corporation’s obligations and contingent obligations to deliver shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Corporation has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. No fewer than 100 shares may be purchased on exercise of any award (or, in the case of stock appreciation or purchase rights, no fewer than 100 rights may be exercised at any one time) unless the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

5.                 AWARDS

5.1         Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

5.1.1   Stock Options.   A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option, except as follows: (a) in the case of a stock option granted retroactively in tandem with or as a substitution for another award, the per share exercise price may be no lower than the fair market value of a share of Common Stock on the date such other award was granted (to the extent consistent with Sections 422 and 424 of the Code in the case of options intended as incentive stock options); and (b) in any other circumstances, a nonqualified stock option may be granted with a per share exercise price that is less than the fair market value of a share of Common Stock on the date of grant, provided that any shares delivered in respect of such option shall be charged against the Share Limit (as well as any other applicable limit under Section 4.2) as a Full-Value Award. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.

5.1.2   Additional Rules Applicable to ISOs.   To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). There shall be imposed in any award agreement relating to ISOs such other terms and conditions as from time to time are required in order that the option be an “incentive stock option” as that term is defined in Section 422 of the Code. No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

5.1.3   Stock Appreciation Rights.   A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the fair market value of a share of Common Stock on the date the SAR was granted (the “base price”) as set forth in the applicable award agreement, except as follows: (a) in the case of a SAR granted retroactively in tandem with or as a substitution for another award, the base price may be no lower than the fair market value of a share of Common Stock on the date such other award was granted; and (b) in any other circumstances, a SAR may be granted with a base price that is less than the fair market value of a share of Common Stock on the date of grant, provided that, to the extent that any such SAR is exercised and paid in shares of Common Stock, the number of underlying shares as to which the exercise related shall be charged against the Share Limit (as well as any other applicable limit under Section 4.2) as a Full-Value Award. The maximum term of an SAR shall be ten (10) years.

5.1.4   Other Awards.   The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, phantom stock, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Stock, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; (b) any similar securities with a value derived from the value of or related to the Common Stock and/or returns thereon; or (c) cash awards granted consistent with Section 5.2 below.

5.2         Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1.4 above may be, and options and SARs granted with an exercise or base price not less than the fair market value of a share of Common Stock at the date of grant (“Qualifying Options” and “Qualifying SARS,” respectively) typically will be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options or Qualifying SARs, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using one or more of the Business Criteria set forth below (on an absolute or relative basis) for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Any Qualifying Option or Qualifying SAR shall be subject only to the requirements of Section 5.2.1 and 5.2.3 in order for such award to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Any other Performance-Based Award shall be subject to all of the following provisions of this Section 5.2.

5.2.1   Class; Administrator.   The eligible class of persons for Performance-Based Awards under this Section 5.2 shall be officers and employees of the Corporation or one of its Subsidiaries. The Administrator approving Performance-Based Awards or making any certification required pursuant to Section 5.2.4 must be constituted as provided in Section 3.1 for awards that are intended as performance-based compensation under Section 162(m) of the Code.

5.2.2   Performance Goals.   The specific performance goals for Performance-Based Awards (other than Qualifying Options and Qualifying SARs) shall be, on an absolute or relative basis, established based on one or more of the following business criteria (“Business Criteria”) as selected by the Administrator in its sole discretion:  net income; pre-tax income; operating income; cash flow; earnings per share; return on equity; return on invested capital or assets; cost reduction or savings; funds from operations; funds from operations per share; funds from operations payout ratio; adjusted funds from operations; cash and/or funds available for distribution; appreciation in the fair market value of Common Stock; return on investment; total return to stockholders; net earnings; earnings before or after any one or more of interest, taxes, depreciation or amortization; or any combination thereof. These terms are used as applied under generally accepted accounting principles or in the financial reporting of the Corporation or of its Subsidiaries. To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. Unless otherwise provided in the applicable award agreement, performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets. The applicable performance measurement period may not be less than three months nor more than 10 years.

5.2.3   Form of Payment; Maximum Performance-Based Award.   Grants or awards under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof. Grants of Qualifying Options and Qualifying SARs to any one participant in any one calendar year shall be subject to the limit set forth in Section 4.2(b). The maximum number of shares of Common Stock which may be delivered pursuant to Performance-Based Awards (other than Qualifying Options and Qualifying SARs, and other than cash awards covered by the following sentence) that are granted to any one participant in any one calendar year shall not exceed 500,000 shares, either individually or in the aggregate, subject to adjustment as provided in Section 7.1. In addition, the aggregate amount of compensation to be paid to any one participant in respect of all Performance-Based Awards payable only in cash and not related to shares of Common Stock and granted to that participant in any one calendar year shall not exceed $5,000,000. Awards that are cancelled during the year shall be counted against these limits to the extent permitted by Section 162(m) of the Code.

5.2.4   Certification of Payment.   Before any Performance-Based Award under this Section 5.2 (other than Qualifying Options and Qualifying SARs) is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.

5.2.5   Reservation of Discretion.   The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

5.2.6   Expiration of Grant Authority.   As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options and Qualifying SARs) shall terminate upon the first meeting of the Corporation’s stockholders that occurs in the fifth year following the year in which the Corporation’s stockholders first approve this Plan.

5.3         Award Agreements. Each award shall be evidenced by a written award agreement in the form approved by the Administrator and executed on behalf of the Corporation and, if required by the Administrator, executed by the recipient of the award. The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all award agreements on behalf of the Corporation. The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.

5.4         Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.5         Consideration for Common Stock or Awards. Except as provided herein, the purchase price for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

•        services rendered by the recipient of such award;

•        cash, check payable to the order of the Corporation, or electronic funds transfer;

•        notice and third party payment in such manner as may be authorized by the Administrator;

•        the delivery of previously owned shares of Common Stock;

•        by a reduction in the number of shares otherwise deliverable pursuant to the award; or

•        subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. The Administrator shall not permit any participant to pay any portion of the exercise or purchase price of any award granted under this Plan by means of a promissory note. In the event that the Administrator allows a participant to exercise an award by delivering shares of Common Stock previously owned by such participant and unless otherwise expressly provided by the Administrator, any shares delivered which were initially acquired by the participant from the Corporation (upon exercise of a stock option or otherwise) must have been owned by the participant at least six months as of the date of delivery. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value on the date of exercise. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

5.6         Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price of a share of Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange (the “Exchange”) for the date in question or, if no sales of Common Stock were made on the Exchange on that date, the average of the closing prices of a share of Common Stock as reported on said composite tape for the next preceding day and the next succeeding day on which sales of Common Stock were made on the Exchange. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the closing price of a share of Common Stock as reported on the composite tape for securities listed on the Exchange for the last trading day prior to the date in question or the average of the high and low trading prices of a share of Common Stock as reported on the composite tape for securities listed on the Exchange for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Exchange as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.7         Transfer Restrictions.

5.7.1   Limitations on Exercise and Transfer.   Unless otherwise expressly provided in (or pursuant to) this Section 5.7, by applicable law and by the award agreement, as the same may be amended, (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.7.2   Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

5.7.3   Further Exceptions to Limits on Transfer.   The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

(a)           transfers to the Corporation (for example, in connection with the expiration or termination of the award),

(b)          the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c)           subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator,

(d)          if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(e)           the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

5.8         International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator.

6.                 EFFECT OF TERMINATION OF SERVICE ON AWARDS

6.1         General. The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2         Events Not Deemed Terminations of Service. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the award agreement.

6.3         Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of another entity within the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status.

7.                 ADJUSTMENTS; ACCELERATION

7.1         Adjustments. Upon or in contemplation of: any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split (“stock split”); any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock (whether in the form of securities or property); any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; or a sale of all or substantially all the business or assets of the Corporation as an entirety; then the Administrator shall, in such manner, to such extent (if any) and at such time as it deems appropriate and equitable in the circumstances:

(a)           proportionately adjust any or all of (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any or all outstanding awards, (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, or (5) (subject to Section 8.8.3(a)) the performance standards applicable to any outstanding awards, or

(b)          make provision for a cash payment or for the assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon the distribution or consideration payable to holders of the Common Stock upon or in respect of such event.

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award. With respect to any award of an ISO, the Administrator may make such an adjustment that causes the option to cease to qualify as an ISO without the consent of the affected participant.

In any of such events, the Administrator may take such action prior to such event to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares in the same manner as is or will be available to stockholders generally. In the case of any stock split or reverse stock split, if no action is taken by the Administrator, the proportionate adjustments contemplated by clause (a) above shall nevertheless be made.

7.2         Automatic Acceleration of Awards. Upon a dissolution of the Corporation or other event described in Section 7.1 that the Corporation does not survive (or does not survive as a public company in respect of its Common Stock), then each then-outstanding option and SAR shall become fully vested,           all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; provided that such acceleration provision shall not apply, unless otherwise expressly provided by the Administrator, with respect to any award to the extent that the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award, or the award would otherwise continue in accordance with its terms, in the circumstances.

7.3         Possible Acceleration of Awards. Without limiting Section 7.2, in the event of a Change in Control Event (as defined below), the Administrator may, in its discretion, provide that any outstanding option or SAR shall become fully vested, that any share of restricted stock then outstanding shall fully vest free of restrictions, and that any other award granted under this Plan that is then outstanding shall be payable to the holder of such award. The Administrator may take such action with respect to all awards then outstanding or only with respect to certain specific awards identified by the Administrator in the circumstances. For purposes of this Plan, “Change in Control Event” means the occurrence of any of the following after the Effective Date:

(a)           The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (1) the then-outstanding shares of common stock of the Corporation (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any affiliate of the Corporation or a successor, (D) any acquisition by any entity pursuant to a transaction that complies with clauses (c)(1), (2) and (3) below, and (E) any acquisition by a Person who owned at least 25% of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities as of the Effective Date or an affiliate of any such Person;

(b)          A change in the Board or its members such that individuals who, as of the later of the Effective Date or the date that is two years prior to such change (the later of such two dates is referred to as the “Measurement Date”), constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Measurement Date whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)           Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 66-2/3% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 25% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 25% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board (determined pursuant to clause (b) above using the date that is the later of the Effective Date or the date that is two years prior to the

Business Combination as the Measurement Date) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)          Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation other than in the context of a transaction that does not constitute a Change in Control Event under clause (c) above.

7.4         Early Termination of Awards. Any award that has been accelerated as required or contemplated by Section 7.2 or 7.3 (or would have been so accelerated but for Section 7.5 or 7.6) shall terminate upon the related event referred to in Section 7.2 or 7.3, as applicable, subject to any provision that has been expressly made by the Administrator, through a plan of reorganization or otherwise, for the survival, substitution, assumption, exchange or other continuation or settlement of such award and provided that, in the case of options and SARs that will not survive, be substituted for, assumed, exchanged, or otherwise continued or settled in the transaction, the holder of such award shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding options and SARs in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of accelerated vesting and the impending termination be required and any acceleration may be made contingent upon the actual occurrence of the event).

7.5         Other Acceleration Rules. Any acceleration of awards pursuant to this Section 7 shall comply with applicable legal requirements and, if necessary to accomplish the purposes of the acceleration or if the circumstances require, may be deemed by the Administrator to occur a limited period of time not greater than 30 days before the event. Without limiting the generality of the foregoing, the Administrator may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of an award if an event giving rise to an acceleration does not occur. The Administrator may override the provisions of Section 7.2, 7.3, 7.4 and/or 7.6 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with a Change in Control Event or any other action permitted hereunder shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

7.6         Possible Rescission of Acceleration. If the vesting of an award has been accelerated expressly in anticipation of an event or upon stockholder approval of an event and the Administrator later determines that the event will not occur, the Administrator may rescind the effect of the acceleration as to any then outstanding and unexercised or otherwise unvested awards.

8.                 OTHER PROVISIONS

8.1         Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law, federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2         No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3         No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4         Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5         Tax Withholding. Upon any exercise, vesting, or payment of any award or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, the Corporation or one of its Subsidiaries shall have the right at its option to:

(a)           require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment; or

(b)          deduct from any amount otherwise payable in cash to the participant (or the participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such cash payment.

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, to have the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law. The Corporation may not accept a promissory note from any Eligible Person in connection with taxes required to be withheld upon the exercise, vesting or payment of any award under this Plan.

8.6         Effective Date, Termination and Suspension, Amendments.

8.6.1   Effective Date.   This Plan is effective as of March 31, 2006, the date of its approval by the Board (the “Effective Date”). This Plan shall be submitted for and subject to stockholder approval no later than twelve months after the Effective Date. Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2   Board Authorization.   The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3   Stockholder Approval.   To the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

8.6.4   Amendments to Awards.   Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2(g).

8.6.5   Limitations on Amendments to Plan and Awards.   No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7         Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator or this Plan, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. No adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8         Governing Law; Construction; Severability.

8.8.1   Choice of Law.   This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Maryland.

8.8.2   Severability.   If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.8.3   Plan Construction.

(a)           Rule 16b-3. It is the intent of the Corporation that the awards and transactions permitted by awards be interpreted in a manner that, in the case of participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Corporation shall have no liability to any participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.

(b)          Section 162(m). Awards under Section 5.1.4 to persons described in Section 5.2 that are either granted or become vested, exercisable or payable based on attainment of one or more performance goals related to the Business Criteria, as well as Qualifying Options and Qualifying SARs granted to persons described in Section 5.2, that are approved by a committee composed solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless such committee provides otherwise at the time of grant of the award. It is the further intent of the Corporation that (to the extent the Corporation or one of its Subsidiaries or awards under this Plan may be or become subject to limitations on deductibility under Section 162(m) of the Code) any such awards and any other Performance-Based Awards under Section 5.2 that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m).

8.9         Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10  Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11  Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12  No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Corporation to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, or (f) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

8.13  Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Corporation or its Subsidiaries.

PLEASE DETACH PROXY

☒	PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, AND 3. SHARES WILL BE SO VOTED UNLESS OTHERWISE INDICATED.

The Board of Directors recommends a vote FOR Proposals 1, 2, and 3.						FOR	AGAINST	ABSTAIN
2. To approve the Company’s 2006 Performance Incentive Plan.
1. To elect the ten (10) members of the Company’s Board of Directors.						☐	☐	☐

Nominees:	Mary A. Cirillo-Goldberg	FOR all nominees	WITHHOLD AUTHORITY for all nominees	*Exceptions
	Robert R. Fanning, Jr.					FOR	AGAINST	ABSTAIN
	James F. Flaherty III				3. To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006.
	David B. Henry					☐	☐	☐
Michael D. McKee
	Harold M. Messmer, Jr.	☐	☐	☐
	Peter L. Rhein				4. At their discretion, the proxies are authorized to consider and vote upon such other business as may properly come before the meeting or any adjournment thereof.
Kenneth B. Roath
Richard M. Rosenberg
Joseph P. Sullivan

CHANGE OF ADDRESS MARK HERE  ☐

Please sign exactly as your name appears hereon.  Joint owners should each sign.  Attorneys, trustees, executors, administrators, conservators, custodians, guardians or corporate officers should give full title.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE ‘EXCEPTIONS’ BOX AND WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW.)

EXCEPTIONS: ______________________

☐

If you consent to use the Company’s Internet site to receive all future annual reports and proxy statements, please mark this box.  If you consent to the above, please type or print the electronic email address below where we can send notification and electronic reports to you.  We may elect to send paper and/or electronic notifications to you.  This consent will remain in effect until you notify the Company by mail that you wish to resume mail delivery of annual reports and proxy statements.

Date: ________________________________________, 2006

Signature

Signature
PLEASE MARK, SIGN, DATE AND RETURN THIS WHITE PROXY CARD PROMPTLY USING THE POSTAGE-PAID ENCLOSED ENVELOPE.

IMPORTANT

Your vote is important. No matter how many shares of HEALTH CARE PROPERTY INVESTORS, INC. common stock you own, please give HEALTH CARE PROPERTY INVESTORS, INC. your proxy FOR the election to the Board of Directors of all nominees, FOR the approval of the Company’s 2006 Performance Incentive Plan, and FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006 by signing, dating and returning this proxy card today in the postage prepared envelope provided.

PLEASE DETACH PROXY CARD
PROXY

HEALTH CARE PROPERTY INVESTORS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF SHAREHOLDERS
May 11, 2006

The undersigned shareholder hereby appoints James F. Flaherty III and Peter L. Rhein, or each of them, with full powers of substitution and revocation, to act as attorneys and proxies of the undersigned and to vote on behalf of the undersigned all shares of Common Stock of Health Care Property Investors, Inc. (the “Company”), which the undersigned is entitled to vote at the annual meeting of Stockholders to be held Thursday, May 11, 2006 at 9:30 a.m., California time, or any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby instructs said attorneys and proxies to vote as indicated herein. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as set forth on the reverse.

THE PROXY IS REVOCABLE AND, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY (IF SIGNED) WILL BE VOTED FOR (1) THE ELECTION TO THE BOARD OF DIRECTORS OF ALL NOMINEES, (2) THE APPROVAL OF THE COMPANY’S 2006 PERFORMANCE INCENTIVE PLAN, AND (3) THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

(Please sign and date this proxy card on the reverse side and return it in enclosed envelope.)